     As Filed with Securities and Exchange Commission on January 28, 2000
                                                      Registration No. 333-92331

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------

                                  FORM SB-2/A
                                AMENDMENT NO. 1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               BIOLYNX.COM, INC.
          (Exact name of the registrant as specified in its charter)

             Texas                           0073                  74-2916627
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code Number)  Identification No.)

                               5617 Grissom Road
                           San Antonio, Texas 78238
                                (210) 256-8300
              (Address, including zip code and telephone number,
              including area code, of the registrant's principal
                              executive offices)

                   John D. Walker II                                       With a copy to:
                 Chairman of the Board                                Norman T. Reynolds, Esq.
                   5617 Grissom Road                                    Jackson Walker L.L.P.
               San Antonio, Texas 78238                           1100 Louisiana Street, Suite 4200
                    (210) 256-8300                                      Houston, Texas 77002
(Name, address, including zip code, and telephone number,                  (713) 752-4512
including area code, of agent for service for the registrant)

                                 -------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement has been declared effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                              Proposed Maximum     Proposed Maximum     Amount of
       Title of Each Class of                Amount To         Offering Price          Aggregate      Registration
     Securities To Be Registered           Be Registered        Per Share (1)       Offering Price       Fee (2)
--------------------------------------------------------------------------------------------------------------------
Common Stock to be Newly Issued.....         1,000,000              $4.00             $4,000,000        $1,056.00
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)  The registration fee has already been paid.

                                 -------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               BIOLYNX.COM, INC.
                             Cross-Reference Sheet
                     Showing Location in the Prospectus of
                  Information Required by Items of Form SB-2


       Form SB-2 Item Number and Caption                            Location in Prospectus
       ---------------------------------                            ----------------------
 1.  Front of Registration Statement and
      Outside Front Cover of Prospectus...............    Outside Front Cover Page
 2.  Inside Front and Outside Back Cover
      Pages of Prospectus.............................    Inside Front Cover Page; Outside Back Cover Page
 3.  Summary Information and Risk Factors.............    Prospectus Summary; Risk Factors; Business
 4.  Use of Proceeds..................................    Use of Proceeds
 5.  Determination of Offering Price..................    Outside Front Cover Page
 6.  Dilution.........................................    Dilution
 7.  Selling Security Holders.........................    *
 8.  Plan of Distribution.............................    Plan of Distribution
 9.  Legal Proceedings................................    Business - Litigation
10.  Directors, Executive Officers, Promoters
      and Control Persons.............................    Business; Management - Executive Officers and
                                                          Directors
11.  Security Ownership of Certain Beneficial
      Owners and Management...........................    Principal Stockholders
12.  Description of Securities........................    Description of Securities
13.  Interest of Named Experts and Counsel............    *
14.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities..    Description of Securities - Certain Provisions of the
                                                          Articles of Incorporation and Bylaws
15.  Organization Within Last Five Years..............    Business
16.  Description of Business..........................    Business
17.  Management's Discussion and Analysis
      or Plan of Operation............................    Management's Discussion and Analysis of Financial
                                                          Condition and Results of Operations
18.  Description of Property..........................    Business - Patents and Intellectual Property, - Facilities
19.  Certain Relationships and Related Transactions...    Certain Transactions
20.  Market for Common Equity and Related
      Stockholder Matters.............................    Price Range of Common Stock and Dividend Policy;
                                                          Description of Securities
21.  Executive Compensation...........................    Management - Executive Compensation
22.  Financial Statements.............................    Financial Statements
23.  Changes in and Disagreements with Accountants
      on Accounting and Financial Disclosure..........    *

----------
(*)  None or Not Applicable

                 SUBJECT TO COMPLETION, DATED JANUARY 28, 2000


Prospectus

         February    , 2000


                   [LOGO OF BIOLYNX.COM, INC. APPEARS HERE]



                       1,000,000 Shares of Common Stock
--------------------------------------------------------------------------------


         This is our initial public offering of common stock. The initial public offering price will be $4.00 per share. We have applied to list our common stock on the American Stock Exchange under the symbol "___." No public market currently exists for the shares of our common stock.


----------------------------------------------------------------------------------------
                                             Offering       Fees and       Proceeds to
                                               Price        Expenses       BioLynx.Com
----------------------------------------------------------------------------------------
Per share.............................            $4.00          $0.66        $3.34 (1)
----------------------------------------------------------------------------------------
Total minimum offering................       $2,000,000       $400,000       $1,600,000
----------------------------------------------------------------------------------------
Total maximum offering................       $4,000,000       $660,000       $3,340,000
----------------------------------------------------------------------------------------

(1)  If all 1,000,000 shares are sold.


         The shares will be sold on a "best efforts" basis through Aurora Financial Services, L.L.C. and Travis Morgan Securities, Inc. who will be paid a commission on the shares sold by them. Until we have accepted subscriptions for at least 500,000 shares, all cash payments for the shares will be subject to an escrow agreement and held in an escrow account at Sterling Bank in Houston, Texas. After we have accepted subscriptions for 500,000 shares, all cash payments for the shares will no longer be subject to the escrow agreement, and will be immediately available for use by BioLynx.Com. This offering will
terminate, if not sooner terminated, on August   , 2000.

--------------------------------------------------------------------------------

    This investment  involves risks. See "Risk Factors" beginning on page 7 of this prospectus.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

         AURORA FINANCIAL SERVICES, L.L.C.

                                            TRAVIS MORGAN SECURITIES, INC.

                                                         BioLynx.Com offers a
                                                         time, attendance and
                                                         data integration
                                                         solution based on the
                                                         biometric technology of
                                                         hand geometry.




The BioLynx.Com Solution

By placing the user's hand on a platen, in less than one second, the reader used in the BioLynx.com Time and Attendance System measures over 90 three-dimensional attributes--including the shape of the hand, the length and width of the fingers, and the shape of the knuckles--to verify the person's identity. As no two hands feature the exact same characteristics, the BioLynx.Com Time and Attendance System is designed to reduce fraud and provide data collection and integration as well as payroll accuracy by:

        .  Eliminating the possibility of "buddy punching."
        . Eliminating the time and expense of administering and replacing badges and timecards, plus the cost of these items.
        .  Stopping losses due to payroll fraud.
        .  Precise payroll, time, and attendance data.
        .  Eliminating manual data entry errors.
        . Streamlining time recording, attendance, labor tracking functions. . Providing an audit trail of personal activity for physical access control.

Time and Cost-saving Features of the BioLynx.Com Solution Include:

        .   The ability to add or review employee punches over the Internet.
        .   The entry of vacation hours and department transfers.
        .   Programming time restrictions to eliminate unscheduled overtime.
        .   Providing centralized computer data storage with optional
            networking.
        .   Securing against Instructions by unauthorized person.
        .   The generation of time and attendance reports for management review and evaluation on a daily or weekly basis which can be received via the Web, e-mail or fax.

Accessing Data

BioLynx.Com provides multiple options for retrieving data including pre-set e-mail and on-demand Web access. We can configure our system to update daily or even during shift changes or break times which ensures that a client will have access to the most up-to-date employee data. We can even configure our system to integrate with a client's accounting program to automate its payroll data entry.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Prospectus Summary.....................................................   4
Risk Factors...........................................................   7
Terms of the Offering..................................................   8
Plan of Distribution...................................................   8
Use of Proceeds........................................................   9
Price Range of Common Stock and Dividend Policy........................  10
Capitalization.........................................................  10
Dilution...............................................................  11
Unaudited Pro Forma Condensed Combined Financial Data..................  13
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................................  18
Business...............................................................  19
Management.............................................................  26
Certain Transactions...................................................  29
Principal Stockholders.................................................  31
Description of Securities..............................................  32
Shares Eligible for Future Sale........................................  38
Legal Matters..........................................................  39
Experts................................................................  39
Where You Can Find More Information....................................  39
Index to Financial Information.........................................  40

                              PROSPECTUS SUMMARY


         Unless the context otherwise suggests, "we," "our," "us," and similar terms, as well as references to "BioLynx.Com," all refer to BioLynx.Com, Inc.



BioLynx.Com

         BioLynx.Com, Inc. is a biometric technology applications business that designs and markets time and attendance services, utilizing our own copyrighted software. We also engage in the employee leasing business. We were incorporated in the State of Texas on April 29, 1999.


         Our software and hardware systems use biometrics, a technology that electronically measures, records, and compares unique personal characteristics for identification, which is expected to bring payroll accuracy to time and attendance systems. Although the technology is relatively new to the time and attendance industry, we feel our use of biometrics will eliminate many data entry errors inherent in a manual time system. Additionally, our use of 3-D hand geometry, which we consider to be the most accurate of all the biometric identification techniques, is expected to eliminate the possibility of an employee clocking in for another employee, because the employee has to be present in order to punch in for work. We anticipate that high accuracy from the use of 3-D hand geometry should ensure user satisfaction because of its very low level of false rejects.


         The primary market for our time and attendance system is the employee leasing industry. We plan to provide to our clients all of the information needed to generate their payrolls using 3-D hand geometry. Subscribers to our service are expected to realize substantial savings through increased workplace accountability and reduced administrative costs associated with generating their payrolls. Our software is adaptable to any current existing payroll technology so that our clients do not have to change their existing payroll software.


         As of December 31, 1999, we have been engaged in the employee leasing business. An employee lessor contractually assumes the role of employer for its employer client and begins managing the human resource function for the client's employees, including providing medical insurance, workers compensation insurance, and training.

Corporate Information

         BioLynx.Com's Internet's address is www.biolynx.com. Information contained in BioLynx.Com's Internet site does not constitute part of this prospectus. Our address is 5617 Grissom Road, San Antonio, Texas 78238, telephone number (210) 256-8300, fax number (210) 682-2137, and e-mail info@biolynx.com.

The Offering

         The following information regarding shares of our common stock outstanding is as of January 18, 2000. It excludes:

         . 250,000 shares of common stock reserved for issuance under our 1999 Stock Incentive Compensation Plan;

         . 7,500 shares of common stock which may be issued upon the exercise of an outstanding warrant; and

         . shares of common stock which might be received upon the conversion of any currently outstanding shares of our preferred stock.

         Although we hope to sell all 1,000,000 of the shares of common stock being offered, we may only sell the minimum of 500,000 shares. Therefore, the following information assumes that only 500,000 shares will be sold:

Common stock offered by BioLynx.Com............................     500,000 shares.

Common stock to be outstanding after this offering,
  if only 500,000 shares are sold..............................     5,787,213 shares; includes 5,262,213 shares
                                                                    currently outstanding and 25,000 shares to be
                                                                    issued to Aurora Financial Services, L.L.C.,
                                                                    in consideration of services rendered in this
                                                                    offering.

Use of proceeds, if only 500,000 shares are sold...............     .  $260,000 for payment of commissions
                                                                       relating to this offering.

                                                                    .  $140,000 for payment of other offering
                                                                       costs.

                                                                    .  $230,000 for payment of general and
                                                                       administrative expenses.

                                                                    .  $388,000 for payment of expenses related to research and development of additional and improved hardware and
                                                                       software systems.

                                                                    .  $607,000 for the purchase and installation
                                                                       of hand readers.

                                                                    .  $175,000 for payment of sales and
                                                                       marketing expenses.

                                                                    .  $200,000 for general working capital.

Summary Unaudited Pro Forma Condensed Combined Financial Information


         This summary unaudited pro forma financial information shows financial results as if BioLynx.Com, Inc., BioLynx Outsource Services, Inc., and the employee leasing division of Alamo Commercial Group, Inc. had been combined for the periods shown. Pro forma combined figures are simply an arithmetical combination of the three separate historical financial results, with certain adjustments. Under accounting rules, we acquired BioLynx Outsource Services, Inc., which included the employee leasing division of Alamo Commercial Group, Inc. This acquisition will create goodwill in the pro forma combined financial results. The amount of goodwill will be based on the difference between the fair value of our preferred stock and the fair value of BioLynx Outsource Services, Inc.'s identifiable net assets. You should not assume that the companies would have achieved the depicted results if they actually had been combined at the dates and the periods shown or that they will achieve these results in the future. This summary unaudited pro forma combined financial information should be read along with the unaudited pro forma combined financial statements included elsewhere in this prospectus.

         The pro forma as adjusted balance sheet data reflect:

         . the additional sale between October 1, 1999 and November 24, 1999 of 319,500 shares of our common stock in a private placement at $2.00 per share before considering offering costs;

         . the awarding between October 1, 1999 and November 24, 1999 of 340,000 shares of our common stock to consultants, advisers, selling agents, and a board member, and the corresponding charge to expense of $680,000, to reflect a value of $2.00 per share of common stock;

         . the conversion of our outstanding convertible subordinated debenture on January 18, 2000 into 335,613 shares of common stock; and

         . the sale of 500,000 shares of our common stock in this offering at an assumed net offering price of $3.20 per share, after deducting the estimated selling expenses and commissions, and the application of the net proceeds from the sale of the shares.

                                                                        Inception                Nine Months
                                                                         Through                    Ended
                                                                    December 31, 1998        September 30, 1999
                                                                   ------------------       -------------------
Pro Forma Statement of Operations Data (Unaudited):

Total services revenues.....................................        $       7,189,852       $        14,033,459
Total cost of operations....................................        $       6,382,670       $        12,591,231
                                                                    -----------------       -------------------
Gross profit................................................        $         807,182       $         1,442,228
Loss from operations........................................        $        (280,410)      $          (491,537)
Net loss....................................................        $        (280,410)      $          (531,904)
Basic and diluted net loss per share........................        $           (0.12)      $             (0.17)
Weighted average common shares outstanding..................                2,249,000                 3,081,580

                                                                   September 30, 1999            As Adjusted
                                                                  --------------------      ---------------------
Pro Forma Balance Sheet Data (Unaudited):

Cash and cash equivalents...................................        $          91,198       $         2,330,198
Working capital (deficit)...................................        $        (111,225)      $         2,127,775
Total assets................................................        $       5,357,639       $         7,596,639
Convertible subordinated debenture..........................        $       1,107,523       $          ------
Stockholders' equity (deficit)..............................        $       3,921,629       $         7,268,152

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all other information included in this prospectus, before you decide whether to purchase shares of our common stock.


Proceeds immediately available after we have accepted subscriptions for 500,000 shares

         After we have accepted subscriptions for 500,000 shares, the proceeds to be received by us from the sale of additional shares will be immediately available for use by us, without the requirement of any escrow. There is no assurance that we will be able to sell all 1,000,000 of the shares offered. As a result, those investors who purchase shares early in the offering period will be more at risk than those investors who purchase shares later in the offering period, since the later investors will have more information about the success of our sales efforts.


Our success depends on our ability to retain John D. Walker II and other key personnel

         Our success is substantially dependent upon the retention of our senior management team, particularly John D. Walker II, our founder and chairman. If any member of our senior management team becomes unable or unwilling to participate in the business and operations of BioLynx.Com, our future business and operations could be materially and adversely affected.

We may not successfully manage additional growth

         Our recent growth has placed significant demands on management as well as on our administrative, operational and financial resources. To manage any additional growth, we must:

         .  Expand our sales, marketing and client support organizations.

         . Invest in the development of enhancements to existing products and new products that meet changing client needs.

         . Further develop our technical expertise so that we can influence and respond to emerging industry standards.

         .  Improve our operational processes and management controls.

         Our inability to sustain or manage any additional growth could have a material adverse effect on our business, operating results, and financial condition.


                          FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them or the reasons why actual results may differ.

         The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                             TERMS OF THE OFFERING

         The offering of the shares of the common stock will begin on the effective date of this prospectus and will terminate, if not sooner terminated, at 5:00 p.m., San Antonio, Texas time, on August , 2000. Until we have received and accepted subscriptions for at least 500,000 of the shares totaling $2,000,000, the "initial closing date," all proceeds received from the sale of shares will be deposited into an interest bearing escrow account at Sterling Bank in Houston, Texas, the "escrow agent," and will not be commingled with the funds of BioLynx.Com or any other entity. On the initial closing date, we will receive all funds held in escrow contributed by the investors, less the fees and commissions of this offering. Following the initial closing date, and until August , 2000, the remaining shares will be offered and sold on the same terms as contained in this prospectus, other than the requirement for an escrow as discussed below.

         At any time before or after the initial closing date and before the maximum number of shares have been sold, BioLynx.Com may terminate this offering if:

         .  it determines, in its sole discretion, to terminate this offering;

         . specified actions, usually associated with extremely adverse economic and market conditions, have been taken by the principal national securities exchanges or by governmental authorities; or

         . other events have occurred or are pending or threatened which, in our judgment, materially impair the investment quality of the shares.

         After the initial closing date, upon the sale of any of the shares, no part of the subscription proceeds will be subject to the escrow agreement executed between us and Sterling Bank, but will be immediately available for use by BioLynx.Com. If the required minimum amount of the subscriptions is not received by 5:00 p.m., San Antonio, Texas time, on August , 2000, by the next business day, all subscriptions will be returned by the escrow agent to the investors with interest and without any deduction.


         Subscriptions may be rejected in whole or in part by BioLynx.Com for any reason and need not be accepted in the order received. All subscriptions are subject to prior sale. Fully paid subscriptions for shares of the common stock shall be irrevocable by the investors during the offering period.

                             PLAN OF DISTRIBUTION

         Subscriptions for the shares offered in this prospectus will be solicited on a "best efforts" basis by Aurora Financial Services, L.L.C. and Travis Morgan Securities, Inc. There is no firm commitment on the part of Aurora or Travis Morgan, and they are under no obligation to take down or pay for any of the shares.


         As compensation for its services for the sale of the shares offered in this prospectus, Aurora will receive from BioLynx.Com:

         . a commission equal to 10 percent of the cash proceeds of this offering generated by Aurora;

         . an amount equal to three percent of the cash proceeds of the offering as a non-refundable and non-accountable investment banking fee; and

         .  25,000 shares of BioLynx.Com's common stock.


         Previously, Aurora acted as the selling agent for our shares of common stock sold by means of a private placement which was closed on November 24, 1999, after 586,600 shares of our common stock were sold for $1,173,200. In consideration of its services, Aurora received 20,000 shares of our common stock, and we agreed to pay Aurora a sales commission in the amount of eight percent of the cash proceeds of the private placement.

         In addition to its compensation rights relating to this offering, Aurora will have a right of first refusal to place subsequent rounds of financing for BioLynx.Com.


         As compensation for its services for the sale of the shares offered in this prospectus, Travis Morgan will receive from BioLynx.Com a commission equal to 10 percent of the cash proceeds of this offering generated by Travis Morgan.



         Previously, Travis Morgan acted as the selling agent for our shares of common stock in the private placement discussed above. Travis Morgan received $10,400 and a warrant exercisable for 7,500 shares of our common stock for its services to us. See "Capital Stock - Warrant."

         Aurora and Travis Morgan will be deemed "underwriters" as that term is defined in the Securities Act of 1933, the "Securities Act," and any commissions payable to them may be deemed underwriting compensation. BioLynx.Com has agreed to indemnify Aurora and Travis Morgan against some civil liabilities, including liabilities arising under the Securities Act.

                                USE OF PROCEEDS

         Assuming an initial public offering price of $4.00 per share, we will receive approximately $3,340,000 in net proceeds if we sell 1,000,000 shares of the common stock; approximately $2,470,000 in net proceeds if we sell 750,000 shares; or approximately $1,740,000 in net proceeds if we sell only 500,000 shares.

         Net proceeds reflect the payment of sales commissions of $520,000, $390,000, and $260,000 in relation to the sale of 1,000,000, 750,000 and 500,000 shares, respectively. Additionally, the calculations of net proceeds reflect the payment of the following fixed expenses related to this offering:

         .  $60,000 in legal expenses;

         .  $23,000 in accounting expenses;

         .  $25,000 in printing expenses; and

         .  $32,000 in other fees and expenses.


         The anticipated uses of net proceeds are shown in the following table. Until they are needed, BioLynx.Com intends to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                                      If 1,000,000          If 750,000           If 500,000
                  Use of Proceeds                    Shares are Sold      Shares are Sold      Shares are Sold
                  ---------------                    ---------------      ---------------      ---------------
General and administration.......................       $ 352,000             $303,000             $230,000
Research and development.........................         388,000              388,000              388,000
Purchase and installation of hand readers........       1,890,000            1,215,000              607,000
Sales and marketing..............................         450,000              314,000              175,000
Working capital..................................         260,000              250,000              200,000
                                                       ----------           ----------           ----------
         Total...................................      $3,340,000           $2,470,000           $1,600,000
                                                       ==========           ==========           ==========

         The total amount of sales commissions listed above does not include 25,000 shares of the common stock to be issued to Aurora Financial Services, L.L.C.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         As of the date of this prospectus, our common stock is quoted on the American Stock Exchange under the symbol "_____." Before the effective date of this prospectus, there has been no public market for our shares.


         As of January 18, 2000, there were 5,262,213 shares of our common stock issued and outstanding held of record and beneficially owned by approximately 72 persons on that date. The 25,000 shares of our common stock to be issued to Aurora Financial Services, L.L.C. in connection with this offering are not included within the total of our outstanding shares.

         BioLynx.Com has not paid or declared any dividends on the common stock, nor do we anticipate paying any cash dividends or other distributions on the common stock in the foreseeable future. Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and other facts as we may then deem appropriate.


                                CAPITALIZATION

         The following table describes BioLynx.Com's total capitalization at September 30, 1999:

         .  On an actual basis.

         . On a pro forma basis to reflect the conversion of our outstanding convertible subordinated debenture into 335,613 shares of common stock on January 18, 2000.

         . On a pro-forma basis to reflect the additional sale between October 1, 1999 and November 24, 1999 of 319,350 shares of the common stock of BioLynx.Com in a private placement at $2.00 per share before considering offering costs, and the awarding between October 1, 1999 and November 24, 1999 of 340,000 shares of the common stock of BioLynx.Com to consultants, advisers, selling agents, and a board member, and the corresponding charge to expense of $680,000, all of the awarded shares being valued at $2.00 per share.

         . On a pro forma basis to reflect the acquisition on December 31, 1999 by BioLynx Outsource Services, Inc. of all leased employees and all customer contracts of the employee leasing division of Alamo Commercial Group, Inc., and the acquisition on December 31, 1999 by BioLynx.Com, Inc. of all the outstanding stock of BioLynx Outsource Services, Inc. in exchange for the issuance of 5,051,882 shares of our preferred stock.

         . On a pro forma as adjusted basis to reflect the sale of 500,000 shares of our common stock in this offering at an assumed initial public offering price of $4.00 per share and the application of the estimated net proceeds in the manner described in "Use of Proceeds."

         . On a pro forma as adjusted basis to reflect the issuance of 25,000 shares of our common stock to Aurora Financial Services, L.L.C., in consideration for its services as a selling agent in connection with this prospectus.

         You should read the following information in conjunction with our financial statements and the accompanying notes beginning on page F-1 of this prospectus. The following information regarding shares outstanding is as of January 18, 2000. It excludes 250,000 shares of common stock reserved for issuance under our 1999 Stock Incentive Compensation Plan. It also excludes any shares of our common stock which may be issued to Travis Morgan Securities, Inc., if it elects to convert our warrant covering 7,500 shares.


         Lastly, the following information excludes any shares of our common stock which might be issued upon the conversion of the shares of preferred stock issued to United Capital Investment Group, Inc. and Alamo Commercial Group, Inc. as payment for the purchase of BioLynx Outsource Services, Inc. by BioLynx.Com. and the purchase of the leased employees and the contracts of Alamo Commercial Group, Inc. by BioLynx Outsource Services, Inc., both of which closed on December 31, 1999.

                                                                                                       Pro Forma
                                                                      Actual          Pro Forma       As Adjusted
                                                                   ------------     ------------      -----------
Convertible subordinated debenture...........................       $ 1,107,523      $       - -      $       - -
Stockholders' equity (deficit):
  Preferred stock, $1.00 par value, 20,000,000
    shares authorized, 0 shares issued and
    outstanding, actual, 5,051,882 shares issued and
    outstanding, pro forma and as adjusted...................              ----        5,051,882        5,051,882
  Common stock, $0.001 par value, 50,000,000 shares
    authorized, 4,267,250 shares issued and outstanding,
    actual; 5,262,213 shares issued and outstanding, pro
    forma; 5,787,213 shares issued and outstanding, as
    adjusted.................................................             4,267            5,262            5,787
Paid-in-capital..............................................         1,098,393        3,444,733        5,144,208
Retained earnings (deficit)..................................        (2,232,913)      (2,912,913)      (3,012,913)
                                                                    -----------      -----------      -----------
Total stockholders' equity (deficit).........................        (1,130,253)       5,588,964        7,188,964
                                                                    -----------       ----------      -----------
Total capitalization.........................................       $   (22,730)      $5,588,964      $ 7,188,964
                                                                    ===========       ==========      ===========

                                   DILUTION


         After the sale of 500,000 shares of the common stock offered, the minimum amount which must be raised by this offering, the shareholders of BioLynx.Com on January 18, 2000 will own approximately 91 percent of the issued and outstanding shares of the common stock, and the investors as a result of this offering will own approximately 91 percent of the issued and outstanding shares of the common stock. All calculations of stock ownership described in this section assume that 25,000 shares of the common stock will be issued to Aurora Financial Services, L.L.C., in consideration for its services as a selling agent in this offering. However, the calculations do not provide for the exercise of our warrant covering 7,500 shares of common stock in favor of Travis Morgan Securities, Inc., or the issuance or conversion of shares of our issued and outstanding preferred stock.


         The actual net tangible book value of BioLynx.Com as of September 30, 1999 was ($1,130,253), or ($0.26) per share of the common stock. The unaudited net tangible book value of BioLynx.Com on a pro forma basis as of September 30, 1999 was $537,082, or $0.10 per share of the common stock, after giving effect to:

         . the adjustments to reflect the additional sale between October 1, 1999 and November 24, 1999 of 319,350 shares of the common stock of BioLynx.Com in a private placement at $2.00 per share before considering offering costs;

         . the awarding between October 1, 1999 and November 24, 1999 of 340,000 shares of the common stock of BioLynx.Com to consultants, advisers, selling agents, and a board member, and the corresponding charge to expense of $680,000, to reflect a value of $2.00 per share; and

         . the conversion of our convertible subordinated debenture into 335,613 shares of common stock on January 18, 2000;

         Also, on a pro forma basis as of September 30, 1999, after giving effect to the sale by BioLynx.Com of 500,000 of the shares offered by means of this prospectus, and the receipt of the net proceeds from the sale, and the issuance of 25,000 shares of the common stock to Aurora Financial Services, L.L.C., in consideration for its services as a selling agent in this offering, the pro forma net tangible book value would have been $2,277,082, or $0.39 per share of the common stock.

         This represents an immediate increase in the pro forma net tangible book value of $0.29 per share to our current shareholders immediately before this offering, and an immediate dilution of $3.61 per share of the common stock to the new investors. Dilution is determined by subtracting pro forma net tangible book value after this offering from the offering price. The following table illustrates this per share dilution.

Offering Price to New Investors............................                  $4.00

  Net Tangible Book Value before the Offering..............    $ 0.10
  Increase Per Share Attributable to Sale of the Shares....      0.29
                                                               ------
Pro Forma Net Tangible Book Value after the Offering.......                   0.39
                                                                             -----
Dilution of Net Tangible Book Value to New Investors.......                  $3.61
                                                                             =====


         Additionally, if we issue more shares of common stock in the future, including the exercise of our warrant in favor of Travis Morgan Securities, Inc., shares issued under our 1999 Stock Incentive Compensation Plan, or the conversion of our issued and outstanding preferred stock into common stock, you may experience further dilution.

         The following table summarizes the total consideration paid, and the average price per share paid to BioLynx.Com for shares held by our current shareholders and by investors purchasing shares in this offering on a pro forma basis as of September 30, 1999, and after:

         . the sale of 586,600 shares of our common stock in a private placement which closed on November 24, 1999;

         . the awarding in 1999 of a total of 665,000 shares of our common stock to key employees, consultants, advisers and a board member;

         . the conversion of our outstanding convertible subordinated debenture for 335,613 shares of common stock on January 18, 2000;

         .  the sale of 500,000 of the shares offered in this prospectus; and


         . the issuance of the common stock to Aurora Financial Services, L.L.C. for its services as a selling agent in this offering.


                                Number of
                                 Shares         Percent         Total          Percent of Total
                                Purchased      of Total     Consideration        Consideration     Effective Price
                                or Owned        Shares          Paid                 Paid             Per Share
                               ----------      --------     -------------      ----------------    ---------------
Current shareholders            5,262,213        91.00        $2,282,149             53.00               $0.43
New investors                     500,000        09.00         2,000,000             47.00               $4.00
Aurora                             25,000        00.00                               00.00               $0.00
                                ---------       ------        ----------            ------               -----
Total                           5,787,213       100.00        $4,282,149            100.00
                                =========       ======        ==========            ======


         The above calculations do not provide for the exercise of our warrant covering 7,500 shares of our common stock in favor of Travis Morgan Securities, Inc., or the issuance or conversion of shares of our issued and outstanding preferred stock into shares of our common stock. The current shareholders of BioLynx.Com will receive no additional shares of the common stock as a result of this offering, unless the shares are purchased on the same terms as presented in this prospectus.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

         The following unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the acquisitions of BioLynx Outsource Services and the employee leasing division of Alamo Commercial Group as if they occurred on that date.

         The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1999 and for the period from inception through December 31, 1998, give effect to the following transactions as if they occurred on January 1, 1998:

         . the December 31, 1999 acquisition by BioLynx Outsource Services of all leased employees together with all contracts to furnish services and leasing of the employee leasing division of Alamo Commercial Group; and

         . the December 31, 1999 acquisition by BioLynx.Com of all the outstanding stock of BioLynx Outsource Services.

         The unaudited pro forma condensed combined financial statements have been derived from and should be read in connection with the audited historical financial statements of BioLynx.Com and BioLynx Outsource Services, and the audited historical pro forma statement of income of the employee leasing division of Alamo Commercial Group for the period from inception through December 31, 1998 and for the nine months ended September 30, 1999 included in this prospectus.

         The pro forma adjustments and the resulting unaudited pro forma condensed combined financial statements were prepared based on available information and certain assumptions and estimates described in the notes to the unaudited pro forma condensed combined financial statements. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed, has not been made, and the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary. However, in the opinion of our management, the final allocation will not have a material impact on the unaudited condensed combined pro forma financial statements.

         The unaudited pro forma condensed combined financial statements do not purport to represent what our financial positions or results of operations would have been had the acquisitions occurred on the date indicated or to project our financial position or results of operations for any future period. Furthermore, the unaudited pro forma condensed combined financial statements do not reflect changes which may occur as the result of activities after the acquisitions closed.






                           INTENTIONALLY LEFT BLANK

                               BIOLYNX.COM, INC.


             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1999

                                                                EMPLOYEE
                                                                 LEASING
                                                               DIVISION OF
                                                     BIOLYNX      ALAMO                                                    PRO
                                                    OUTSOURCE  COMMERCIAL                                                 FORMA
                                                    SERVICES      GROUP    BIOLYNX.COM     COMBINED    ADJUSTMENTS       COMBINED
                                                    ---------  ----------  -----------     --------    -----------     -----------
Current assets:
         Cash and cash equivalents................  $ 12,736    $    -    $    78,462    $    91,198                  $    91,198
         Trade accounts receivable................    28,832         0         10,410         39,242                       39,242
         Stock subscriptions receivable...........         0         0          3,839          3,839                        3,839
         Notes receivable from affiliates.........    59,145         0              0         59,145                       59,145
         Interest receivable......................       415         0              0            415                          415
         Component parts inventory................         0         0         19,393         19,393                       19,393
         Prepaid expenses.........................         0         0          4,000          4,000                        4,000
                                                    --------    ------    -----------    -----------     ----------   -----------
                Total current assets..............   101,128         0        116,104        217,232                      217,232
Property and equipment, net.......................         0         0         79,237         79,237                       79,237
Deferred offering costs, net......................         0         0         27,792         27,792                       27,792
Intangible assets.................................         0         0              0              0   A  5,030,394     5,030,394
Other assets......................................         0         0          2,984          2,984                        2,984
                                                    --------    ------    -----------    -----------     ----------   -----------
                Total assets......................  $101,128    $    -    $   226,117    $   327,245     $5,030,394   $ 5,357,639
                                                    ========    ======    ===========    ===========     ==========   ===========
Current liabilities:..............................  $ 61,632    $    -    $    75,196    $   136,828                  $   136,828
         Accounts payable and accrued
          liabilities.............................
         Amounts payable to affiliate of
          majority stockholder....................    14,392         0        173,651        188,043                      188,043
         Accrued federal income taxes payable.....     3,636         0              0          3,616                        3,616
                                                    --------    ------    -----------    -----------     ----------   -----------
                Total current liabilities.........    79,640         0        248,847        328,487              0       328,487
Convertible subordinated debenture................         0         0      1,107,523      1,107,523                    1,107,523
Stockholders' equity:
         Preferred stock..........................         0         0              0              0   A $5,051,882     5,051,882
         Common stock.............................         1         0          4,267          4,268   A $       (1)        4,267
         Paid in capital..........................       999         0      1,098,393      1,099,392   A $     (999)    1,098,393
         Retained earnings (deficit)..............    20,488               (2,232,913)    (2,212,425)  A $  (20,488)   (2,232,913)
                                                    --------    ------    -----------    -----------     ----------   -----------
                Total stockholders' equity
                 (deficit)........................    21,488         0     (1,130,253)    (1,108,765)     5,030,394     3,921,629
                                                    --------    ------    -----------    -----------     ----------   -----------
                Total liabilities and stockholders'
                 equity (deficit).................  $101,128    $    -    $   226,117    $   327,245     $5,030,394   $ 5,357,639
                                                    ========    ======    ===========    ===========     ==========   ===========

                               BIOLYNX.COM, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1998

                                               EMPLOYEE
                                                LEASING
                                              DIVISION OF
                                 BIOLYNX         ALAMO
                                OUTSOURCE     COMMERCIAL                                                              PRO FORMA
                                SERVICES        GROUP        COMBINED   BIOLYNX .COM     COMBINED      ADJUSTMENT     COMBINED
                                ---------    ------------  -----------  -------------   ----------     ----------    -----------
Employee leasing and
  other revenues...........     $     -       $7,189,852   $7,189,852    $       -      $7,189,852     $             $7,189,852
Work-site wages, taxes and
  insurance................           -        6,382,670    6,382,670            0       6,382,670                    6,382,670
                                -------       ----------   ----------    ---------      ----------                   ----------
         Gross profit......           0          807,182      807,182            0         807,182                      807,182
Total operating expenses...           0          287,594      287,594      799,998       1,087,592                    1,087,592
                                -------       ----------   ----------    ---------      ----------                   ----------
         Income from
           operations......           0          519,588      519,588     (799,998)       (280,410)                    (280,410)
Interest income (expense)..           0                0            0            0               0                            0
                                -------       ----------   ----------    ---------      ----------                   ----------
         Income before
           taxes...........           0          519,588      519,588     (799,998)       (280,410)                    (280,410)
Provision for federal
  income taxes.............           0          176,660      176,660            0         176,660   B  (176,660)             0
                                -------       ----------   ----------    ---------      ----------     ---------     ----------
         Net Income
           (loss)..........     $     -       $  342,928   $  342,928    $(799,998)     $ (457,070)    $(176,660)    $ (280,410)
                                =======       ==========   ==========    =========      ==========     =========     ==========
Basic and Diluted Net
  (Loss) per Share.........        N/A            N/A           N/A          (0.36)          N/A           N/A            (0.12)
Weighted Average common
  shares outstanding.......        N/A            N/A           N/A      2,249,000           N/A           N/A        2,249,000

                               BIOLYNX.COM, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1999

                                               EMPLOYEE
                                                LEASING
                                              DIVISION OF
                                 BIOLYNX         ALAMO
                                OUTSOURCE     COMMERCIAL                                                              PRO FORMA
                                SERVICES        GROUP        COMBINED   BIOLYNX .COM     COMBINED      ADJUSTMENT     COMBINED
                                ---------    ------------  -----------  -------------   -----------    ----------    -----------
Employee leasing and
  other revenues...........     $2,082,211   $11,940,838   $14,023,049   $     10,410   $14,033,459    $             $14,033,459
Work-site wages, taxes and
  insurance................      2,003,685    10,587,546    12,591,231              0    12,591,231                   12,591,231
                                ----------    ----------   -----------   ------------   -----------                  -----------
         Gross profit......         78,526     1,353,292     1,431,818         10,410     1,442,228                    1,442,228
Total operating expenses...         54,837       477,634       532,471      1,401,294     1,933,765                    1,933,765
                                ----------    ----------   -----------   ------------   -----------                  -----------
         Income from
           operations......         23,689       875,658       899,347     (1,390,884)     (491,537)                    (491,537)
Interest income (expense)..            415             0           415        (40,782)      (40,367)                     (40,367)
                                ----------    ----------   -----------   ------------   -----------                  -----------
         Income before
           taxes...........         24,104       875,658       899,762     (1,431,666)     (531,904)                    (531,904)
Provision for federal
  income taxes.............          3,616       297,724       301,340              0       301,340  B  (301,340)              0
                                ----------    ----------   -----------   ------------   -----------    =========     -----------
         Net Income
           (loss)..........     $   20,488    $  577,934   $   598,422   $ (1,431,666)  $  (833,244)   $(301,340)    $  (531,904)
                                ==========    ==========   ===========   ============   ===========    =========     ===========
Basic and Diluted Net
  (Loss) per Share.........     $    20.49        N/A           N/A             (.046)       N/A           N/A             (0.17)
Weighted Average common
  shares outstanding.......          1,000        N/A           N/A         3,081,580        N/A           N/A         3,081,580

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements as of September 30, 1999

         Note A is to record the acquisition of BioLynx Outsource Services, Inc. and the leased employees and all leasing contracts of the employee leasing division of Alamo Commercial Group, Inc., based on the issuance of 5,051,882 shares of preferred stock at $1.00 par value. The preferred stock issued is convertible at any time at the option of the holder into 1,530,873 shares of common stock, based on a conversion value of $3.30 for each share of common stock.

         This acquisition will be accounted for as a purchase, based on the seller's minority ownership position in BioLynx.Com, Inc. at the date of acquisition.

         Purchase price                      $5,051,882
         Less adjusted historical equity        (21,488)
                                             ----------
         Goodwill                            $5,030,394
                                             ==========

         Note B is to reverse the provision for federal income taxes on income of BioLynx Outsource Services, Inc. and to reverse the pro forma provision for federal income taxes on income from the employee leasing division of Alamo Commercial Group, Inc. due to offsetting losses incurred during the period by BioLynx.Com, Inc.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operation

         BioLynx.Com, Inc. is a newly organized company, having been incorporated on April 29, 1999 by John D. Walker II. However, we are an outgrowth and continuation of an employee leasing business of Mr. Walker, which he had owned for over nine years when he sold the client base in July 1997. In 1998, Mr. Walker founded Alamo Commercial Group, Inc. to provide employee leasing on a smaller scale than he previously furnished. In December 1998, Mr. Walker founded BioLynx, Inc. to furnish employee leasing and biometric technology with respect to time and attendance of employees. BioLynx, Inc. developed our business plan, and lined up the key people who were thought to be instrumental in the projected business of our company. On May 12, 1999, BioLynx, Inc. and BioLynx.Com, Inc. merged, with BioLynx.Com, Inc. being the surviving corporation.

         Research and Development Plans for 2000 and Beyond. Our plans include the following for 2000 and beyond:

         . Improve the functions and features of our time and attendance system to include more payroll features, such as adding time and annotating the time for holidays, vacation, sick leave, etc.

         . Add job-costing features to reflect a specific job or department so a client can see not only the time and attendance data but job-costing as well.

         . Work to include more export functions, via a "drop down menu," which will enable a client to export the time and attendance data, in the specific order required by the client's system, directly to its payroll.

         . Add more functions and features to our Web site to give our clients the ability to order products or services using the Internet.

         . Utilize our on-staff programmers to alter our programming code or database to address unique client requirements for programming or reporting

Liquidity and Capital Resources

         On November 24, 1999, we completed a private placement of 586,600 shares of our common stock, raising $1,173,200 in the process. This offering seeks to raise up to an additional $4,000,000 by the further sale of our common stock.


         As discussed in this prospectus, the proceeds of both the private placement and this offering will be used to add systems, physical space and other resources as necessary to deliver our services and continue to develop the capabilities of the BioLynx.Com time and attendance system. Funds will also be used to further develop the corporate infrastructure, capitalize equipment for rapid growth, and add management from within the employee leasing industry.

         Other goals are expansion of the development and support teams, retirement of debt, fund new product development, further the network infrastructure expansion, including a second internal system for full redundancy, and finance an intensive marketing program.

         The funds raised to date, as well as the minimum amount of funds to be raised by this offering, are expected to take care of our financial needs for the next six months. Thereafter, we will rely on cash flow from operations to satisfy our cash requirements. At this time, we do not anticipate raising any more cash within the next 12 months. Likewise, over the next 12 months, we do not expect any significant change in the number of our employees.


                                   BUSINESS
General

         BioLynx.Com, Inc. is a biometric technology applications business that designs and markets time and attendance services, utilizing our own copyrighted software. We also provide employee leasing. We were incorporated on April 29, 1999 in the State of Texas. In May 1999, we merged with BioLynx, Inc., a Texas corporation, with BioLynx.Com, Inc. being the surviving corporation. As a result of the merger, we succeeded to all the rights and properties and became subject to all the debts and liabilities of BioLynx, Inc. At the time of the merger, BioLynx, Inc. had engaged in no business, but had put into motion the basics of our business plan.

         Our primary market is the employee leasing industry, which, according to the National Association of Professional Employer Organizations, employs approximately two to three million people. John D. Walker II has over 10 years experience in the employee leasing business, and provides significant insight as to how we run our business. We plan to provide our clients all of the information needed to generate payroll using 3-D hand geometry. Subscribers to our service are expected to realize substantial savings through increased workplace accountability and reduced administrative costs associated with generating payrolls. In our opinion, the use of approximately one biometric hand reader for every 62 workers will avoid long lines at "punch in" locations. We feel that our software, which the management of BioLynx.Com designed over a two-year period, is adaptable to any current existing payroll technology so that our clients do not have to change their existing payroll software. Since October 1998, we estimate that we have spent approximately $2 million in developing our time and attendance system.

         A reasonable degree of socializing at work is acceptable, and being late once in a while is understandable. However, deliberate and continual time theft, where an employee claims to be at work, but is not, may pose a serious threat to companies at every level of business. For instance, according to a 1983 study by Robert Half International, Inc., the average office worker was estimated to be stealing four hours and 21 minutes of time each week, versus three hours and 30 minutes per week for manufacturing workers. At an average wage of $8.21 per hour, Half arrived at an average weekly time-theft cost of $34-$64 per worker. When measured against an average check of $328.40 per week, this amounts to a minimum loss of approximately 10 percent.

         In our view, over the last 20 years, Americans have lead the resurgence in worker productivity, which has probably been the driving force behind the prosperity that has occurred in the industrialized world. We feel increased productivity has allowed increased real wages and near full employment, without causing the onset of inflation. The computer, software, and the Internet are all making their contributions, but workers are increasingly unable to harness all the tools with which they are provided. From where is the next simple gain in productivity to come? More technology? Yes, but more importantly, how about a simple solution that will help every worker provide more value regardless of his level of training and computer skill?

         BioLynx.Com feels that it has a simple solution. Our proprietary software, when linked with a biometric hand reader, provides a control feature for business, which reasonably ensures that a business will pay an hourly paid employee only for the hours he is actually on the job. This increases worker productivity in a remarkably simple way. The copyrighted BioLynx software is mated to a hand reader in order to ensure the accuracy of how many hours were worked by any given employee. That same employee is afforded reasonable certainty that he will not be the subject of human error which predominates in businesses where time cards are hand written, and worse, calculated with a 10-key calculator.


         The employee leasing business is extremely capital intensive, requires knowledge skill sets in many industries, and often yields only one to three percent net profit after taxes. As a result, management of employee leasing businesses have continuously sought ways to improve employee efficiency, safety, and productivity. The requirement of operating in an industry with thin margins has been the impetus behind numerous attempts to improve net profits. The BioLynx.Com time and attendance system has been developed as an answer to this quest.


Biometrics

         Biometrics is a technology that electronically measures, records, and compares unique personal characteristics for identification. While the technology is common in security and access control applications, it is new to the time and attendance industry. There are two major categories of biometric devices, behavioral and physiological.

         Behavioral devices rely on learned traits that are unique to individuals. Perhaps the most common example of a unique trait is a person's signature. Society routinely uses this trait to verify the identity of an individual, as with the signature on a check. Another behavioral technology is voice recognition, which records and compares vocal frequency and patterns.

         Physiological biometric identification measures a distinct unique characteristic of a person such as the size and shape of his hand, fingerprint details, blood vessel patterns on the retina, and unique features of the iris. A biometric device provides true identification of a person by comparing his physical characteristics to a known pattern recorded during the enrollment process. Carried identification, like a badge, personal identification number, or password cannot truly identify an individual. A person can transfer any of these to another person.

         The primary benefit of using biometrics in a time and attendance system is payroll accuracy. An accurate payroll requires accurate data entry. Tainted data entered into a time and attendance system results in inaccurate paychecks. A computerized time and attendance system eliminates many inaccuracies inherent in a manual time keeping system. Badges and data terminals collect employee punches electronically. This minimizes many data entry errors. Yet, if one person can use another person's badge to punch in for him, inaccuracies in payroll will persist. A biometric device eliminates that possibility, because the employee has to be there. "Buddy punching" is a common abuse of time keeping systems. We feel that with biometrics, "buddy punching" will be eliminated.

3-D Hand Geometry

         There are a number of biometric identification readers on the market. However, in our opinion, 3-D hand geometry is the most accurate of all the biometric techniques. High accuracy is expected to enhance user satisfaction because of low level of false rejects. Based on a report issued by Sandia National Laboratories in 1991 under a contract to an agency of the United States Government, we believe:


         . 3-D hand geometry has, by a wide margin, the highest level of user acceptance of all of the biometric techniques.

         . 3-D hand geometry has the lowest level of user concerns of all biometric techniques, since it is regarded as the least intrusive of all biometric devices.


         . 3-D hand geometry is the most cost effective of all biometric techniques.

         According to our own experience, 3-D hand geometry is the easiest biometric technology to integrate into payroll systems.

Hand Readers

         We purchase all of the hand readers used in our 3-D hand geometry time and attendance systems from Recognition Systems, Inc. located in Campbell, California. Under the terms of our agreement with Recognition Systems:

         . we agree to purchase a minimum of 250 hand readers during the agreement's initial 12 month term;

         . we agree to create and maintain software which will allow Recognition System's hand readers to be a data collection device for end user applications;

         . Recognition Systems agrees, in exchange for our utilization of its hand readers, to recommend BioLynx.Com as a source of time and attendance software solutions;

         . Recognition Systems agrees to indemnify BioLynx.Com against any claim relating to actual or alleged infringement of any patent, copyright, trademark or trade secret against BioLynx.Com by virtue of our use of Recognition System's products;

         . the agreement's initial 12 month term may be extended by mutual agreement; and

         . the agreement may be terminated by either party upon 120 day's prior written notice.


         Recognition Systems, Inc. is the sole manufacturer of the hand reader we use. In the event that we cannot obtain hand readers from Recognition Systems, Inc., we would utilize a different form of biometric reader. The other forms of biometric readers are manufactured by several vendors, and employ finger, retina, or voice recognition, instead of 3-D hand geometry. We do not anticipate any significant problems in applying a different form of biometric reader to our time and attendance system.

Employee Leasing

         In the late 1980's, the employee leasing industry was introduced to many states, including Texas. The goal of an employee leasing company is to provide an integrated, cost effective approach to the management and administration of human resources and employer risk for its clients. The employee leasing company contractually assumes the role of employer from its employer clients and begins managing the human resource function for the employees.

         Generally, small to mid size companies receive the most benefit from the use of an employee leasing company, because those companies often lack the infrastructure to deal with the various levels of state and federal employee regulations and insurance and workers compensation claims processing. In fact, the most important factor contributing to the successful introduction of employee leasing was the ability to provide workers compensation insurance coverage to client companies at a rate below what they could purchase on their own. Leasing entities bought at lower rates strictly because they were buying for many companies, not just one.

         After the Texas Legislature passed a law requiring leasing companies to be licensed, insurance companies began to actively solicit leasing companies for workers compensation and other insurance requirements. Competition among these carriers created more competitive pricing and the industry grew.

         As the leasing industry developed, it was apparent to us that keeping workers compensation insurance rates low depended on the ability of the leasing company to keep claims low. To enhance our ability to successfully manage claims or perhaps prevent them, we would need to create an awareness of the need for safety and a safe working environment. We have hired three individuals, trained and educated in all aspects of safety from construction site safety to office staff ergonomics. These individuals are now certified safety engineers. One has just been elected president of the American Society of Safety Engineers.

         Having control of client companies' workers compensation insurance is also a valuable tool in the elimination of collection problems. At the beginning of our relationship, a client company is made aware that failure to pay an invoice in a timely manner will result in cancellation of coverage. This tool is expected to keep account write-offs at very low levels. In the past, Mr. Walker, through his previous employee leasing business, has been successful in keeping his client companies and many thousands of employees in safe working environments while controlling insurance costs. Recognizing the need for safety programs and implementing these programs has set us a step above other leasing companies. To our knowledge, we are the only leasing company with accredited safety engineers on staff.


Current and Potential Business

         We have not received any material complaints from our clients about our time and attendance systems operating in the field. To this point, our staff has had the responsibility of marketing our services. Currently, we are attempting to develop dealer partner programs and build strategic alliances with national companies who have mature distribution channels that will compliment our target market. We are also focusing on employers who have a large number of employees, where accurate time and attendance records are sorely needed, and where labor is a large component of cost. For example, we recently signed a marketing representative agreement with SOS Staffing Services, Inc., a Salt Lake City, Utah staffing and information technology consultant firm. SOS operates through a network of approximately 150 offices located throughout the United States. The material terms of our agreement with SOS include:

         . Except for the State of Texas, SOS will be the sole staffing industry firm authorized to distribute our products and services.

         . SOS will use its best efforts to obtain service agreements for the installation of 100 hand readers within a reasonable time.

         . SOS will be responsible for billing and collecting service fees for each unit.

         . For its efforts, SOS will, upon written notice of a designated customer, have the exclusive right to sell the products and services to the customer for a period of 90 days from the date of notification.

         . In order to support SOS, we will provide marketing materials, coordinate installations, provide customer support and undertake additional research and development to upgrade our products and services as necessary.

         Additionally, we are currently negotiating contracts with a vendor to an employee leasing business. Although negotiations with the vendor may not result in a contract, we anticipate that this vendor could generate substantial sales to other leasing companies, and prospects for acquisitions in the leasing business.

         We anticipate revenues from the following sources:

         . Service agreements with clients who wish to utilize our biometric time and attendance systems without leasing employees. Currently, clients pay a service charge for use of our time and attendance systems equal to approximately $5.00 per employee per week.

         . Employee leasing. We intend to use a portion of the proceeds from this offering as working capital to facilitate the growth of BioLynx Outsource Services.

         .  New adaptations for our biometric technology.

         During the next year, we plan to continue to improve our service bureau software which will enhance our clients' ability to retrieve additional information from the hand reader used in our 3-D hand geometry and to report this information via the current BioLynx.Com Internet Web site such as job-costing tips, etc. In addition, we will provide many current general ledger functions on the Internet to include pay rates, deductions, garnishments, etc. This will all be used to feed existing payroll/general ledger applications.

Patents and Intellectual Property

         Patents. On November 18, 1999, BioLynx.Com filed a Provisional Patent Application with the United States Patent and Trademark Office under application Serial No. 60/166,241. It is valid for one year. Generally, the proprietary technology consists of a method and apparatus for providing inexpensive integration of remote biometric identification verification/two-way communication units with automated centralized remote management of multiple clients having multiple locations. The invention integrates biometrically verified information from multiple locations, produces exception reports, facilitates automated or discretionary decisions based on the information obtained, and communicates and effects the decisions, all in real or delayed time.

         For example, without the client company having to purchase any hardware or employ any computer personnel, the invention permits the identity of a tardy employee of a client to be biometrically verified upon his seeking entry to a company facility, his history of tardinesses; based upon the answers received, use the information to effect his termination, lock him out of all company locations, calculates his payoff salary and deductions, integrate the same into job cost reports, and dispatch another qualified employee to the subject location.

         The application is pending. We may additionally file patent applications in appropriate other countries based upon the priority date of the pending United States application. A patent application does not in and of itself grant exclusive rights. A patent application must be reviewed by the Patent Office of each relevant country prior to issuing as a patent and granting exclusive rights.


         In order to claim priority, a utility patent application must be filed within the year. Currently, we expect to file a utility patent application by March 1, 2000. In order for a patent to issue, the United States Patent and Trademark Office must examine the application and determine that its claims meet the criteria for patentability.

         This technology was transferred to BioLynx.Com by written assignment from the inventor Andrew Fitch-Wallish, one of our officers and a director, on or about October 20, 1999. No royalties or payments remain due.

         Trademarks. BioLynx.Com filed with the United States Patent and Trademark Office application Serial No. 75/666,219 for a United States Trademark registration for the term "BIOLYNX" on March 15, 1999. The application is pending. The application itself does not in and of itself grant exclusive rights. A trademark application must be reviewed by the Trademark Office prior to issuing as a federal trademark registration. Additionally, we have common law trademark rights in our "BIOLYNX" word mark and design marks.

         Copyrights. BioLynx.Com has unregistered copyright rights in its software, user manuals, and advertising materials. We are in the process of obtaining copyright registrations upon our software. Our BioLynx.Com software, which runs our time and attendance business, is copyrighted.

Rapid Technological Change Could Render Our Products Obsolete

         Our markets are characterized by rapid technological changes, frequent new product introductions and enhancements, uncertain product life cycles, changes in client requirements, and evolving industry standards. The introduction of new products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our clients. We may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause clients to forego purchases of our products and purchase those of our competitors.

Our Products May Contain Undetected Software Errors

         Our software products are complex and may contain undetected errors. We have previously discovered and corrected software errors in some of the products that we have developed. Despite testing, we cannot be sure that errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments. These undetected errors could result in adverse publicity, loss of revenues, delay in market acceptance or claims against us by clients, all of which could seriously damage our business, operating results, and financial condition.

Adequacy of Working Capital

         While we, through this offering, will raise what we feel is sufficient working capital for the foreseeable future, the resulting working capital to be available to us could be insufficient to enable us to continue to develop our strategies for the marketplace.

We May Be Unable to Enforce or Defend Our Ownership and Use of Proprietary Technology

         Our success depends to a significant degree upon our proprietary technology. Companies in the software industry have experienced substantial litigation regarding intellectual property. We rely on a combination of trademark, trade secret and copyright law, and contractual restrictions and passwords to protect our proprietary technology. However, these measures provide only limited protection, and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Any litigation to enforce our intellectual property rights would be expensive and time consuming, would divert management resources, and may not be adequate to protect our business.

         We could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual properties that are the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results, and financial condition.

We May Become Subject to Product Liability Claims

         Because our products provide critical database access, integration, and management functions, we may receive significant liability claims if our clients believe that our products have failed to perform their intended functions. Our agreements with clients typically contain provisions intended to limit our exposure to liability claims. These contract provisions may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any claims, whether or not successful, could have a material adverse effect on our reputation and business, operating results and financial condition.

Our Financial Results May Be Affected by Factors Outside of Our Control

         Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Our expense levels are based primarily on our estimates of future revenues and are largely fixed. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenues shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would materially adversely affect our business, operating results, and financial condition.

         Due to those factors, we cannot predict with certainty our quarterly revenues and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance. It is likely that in one or more future quarters our results may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock would likely decline.

Competition

         BioLynx.Com competes in markets that are intensely competitive and characterized by rapidly changing technology and evolving standards. Our competitors are diverse and offer a variety of solutions directed at various segments of the employee leasing markets, as well as those entities interested in our time and attendance systems. BioLynx.Com has experienced, and expects to continue to experience, increased competition from current and potential competitors, many of whom have greater name recognition, a larger client base and significantly greater financial, technical, marketing, and other resources than BioLynx.Com.

         BioLynx.Com faces competition from:

         . Other business applications vendors who may internally develop, or attain through acquisitions and partnerships, a similar software solution provided by BioLynx.Com.

         . Internal development efforts by corporate information technology departments.

         . New entrants to the payroll services market, especially those utilizing biometrics.

         .  New entrants in the employee leasing business.

         Some of our major competitors include ADP, Kronos, Robert Half International, Inc., Administaff, Inc., and Staff Leasing, Inc. All of these companies are engaged in either the employee leasing business, use biometric ingress and egress equipment, or time and attendance linked software. However, none of these companies provide time and attendance as a service without tying it to their payroll or leasing activities, or without a large capital outlay for the purchase of equipment.

         For example, the core business and main profit center for many of our competitors is the processing of payroll, the printing of checks, and or the leasing of employees. Therefore, those companies usually only pursue the business of collecting time record via "punch" data as an added value, and cost, to their main services. Although we also provide the same main services as several of our competitors, we also offer the collection of time records as an individual service. This option allows our clients who process their own payroll and hire their own employees to outsource the collection of time records.

         Additionally, we alleviate the capital outlay required by several of our competitors. Although we do charge a service charge for the utilization of our time and attendance system, our clients are provided the equipment necessary to use our service free of charge during the length of their contract. In addition to installing the biometric devices and the necessary networking equipment free of charge, we will also provide reasonable maintenance of the system and train the client's employees in the use of the equipment and software without the additional fees charged by several of our competitors.

         Our competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements or devote greater resources to the development, promotion and sale of their products than we can. Increased competition could result in price reductions, fewer client orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially and adversely affect our business, operating results, and financial condition.

Employees

         Currently, we have nine employees, including two in sales, four in research and development, two in finance and administration, and one in client services. As we grow, we will need to attract additional qualified employees. Although we have experienced no work stoppages and believe our relationships with our employees are good, we could be unsuccessful in attracting and retaining the persons needed. None of our employees are represented by a labor union.

Facilities

         We lease from John D. Walker II approximately 2,650 square feet of office space in San Antonio, Texas for an annual rental of approximately $36,000. The lease expires in November 2001. We believe that our facilities are adequate for our current operations.

Litigation

         We are not engaged in any litigation, and we are unaware of any claims or complaints that could result in future litigation. We will seek to minimize disputes with our clients but recognize the inevitability of legal action in today's business environment as an unfortunate price of conducting business.

                                  MANAGEMENT

Executive Officers and Directors

         The following table sets forth information concerning the directors and executive officers of BioLynx.Com as of January 18, 2000:

              Name                     Age                         Position                        Director Since
              ----                     ---                         --------                        --------------
John D. Walker II                      55                    Chairman of the Board                      1999

Reagan E. Hicks                        26            President, Chief Executive Officer,                2000
                                                                 and Director

Patrick E. Tolle                       46          Vice President, Chief Operating Officer,             1999
                                                      Secretary, Treasurer, and Director

Andrew Fitch-Wallish                   28                 Vice President and Director                   1999

Barbara A. Bean                        52                   Chief Financial Officer                     1999

Louis A. Ross, Ph.D.                   63                          Director                             1999

Wren Alexander                         44                          Director                             1999

         Officers are elected annually by the directors. There are no family relationships among the directors and officers of BioLynx.Com. See "Description of Securities - Additional Corporate Governance and Takeover Related Matters" for the manner of election and term of office of our directors.

         We may employ additional management personnel as our board deems necessary. BioLynx.Com has not identified or reached an agreement or understanding with any other individuals to serve in management positions, but does not anticipate any problem in employing qualified staff.

         A description of the business experience during the past several years for each of the directors and executive officers of BioLynx.Com is set forth below.

         John D. Walker II has over 10 years experience in employee leasing. From 1989 until 1997, he owned and operated Regional Management, Inc., a Texas employee leasing company. Under Mr. Walker's direction, Regional

Management grew from an entry level company in the relatively new industry of employee leasing into a successful company with annual revenues in excess of $100 million. In July 1997, he sold Regional Management to Advanced Management Services, Inc. In 1998, he reentered the employee leasing industry by founding Alamo Commercial Group, Inc. By controlling growth and focusing on lower risk clients, he developed Alamo Commercial into a successful employee leasing business with annual revenues in excess of $30 million.

         Reagan E. Hicks has over six years experience in starting, managing, and growing businesses. His area of expertise is in the technology and service sectors. Prior to joining BioLynx.Com, he was employed with ATX Technologies, a Texas based corporation, since 1994. During his tenure with ATX Technologies, Mr. Hicks was extensively involved in day to day operations and in developing new and innovative sales and distribution channels. In addition to being a co-founder of ATX Technologies, he held positions including national sales manager and director of competitive research. Most recently, as director of wireless business development, Mr. Hicks was responsible for developing strategic business relationships with various location enabled handset manufacturers and handset assist network location hardware manufacturers. Mr. Hicks attended San Antonio College prior to joining ATX Technologies.

         Patrick E. Tolle has over 20 years experience in information systems. This experience includes expertise in various fields, including research and development and systems engineering. From 1995 until 1998, before joining BioLynx.Com, he was a manager of information systems with Alcoa Fujikura, Ltd. in San Antonio, Texas. During his four years with Alcoa, he managed over 50 employees and was responsible for LAN/WAN design implementation and support. Prior to Alcoa, he was employed with IBM for over 15 years. At IBM, he served as an operations manager, managing technical personnel, project management and consulting. Mr. Tolle has also completed various technical and marketing classes offered by IBM.

         Andrew Fitch-Wallish has worked for eight years in the field of software development. During this time, he has built enterprise class client server and Internet systems utilizing a variety of technologies including hand held computers, infrared communication, n-tier architecture, distributed architecture, virtual reality and Java. Most recently, he worked as an independent contractor creating websites and developing a litigation management system for a large group of bankruptcy attorneys. From 1991 through 1998, he worked as an internet/intranet coordinator for Kinetic Concepts, Inc., a medical manufacturing company. His experience in that position included developing and maintaining a company intranet, developing browser based applications, and coordinating the Kinetic Concepts' web development. In 1991, Mr. Fitch-Wallish earned a Bachelors Degree in Computer Science from Carroll College. He has been published in WebReview magazine, and speaks 20 programming languages. He chairs the San Antonio, Texas chapter of the International Webmasters Association.

         Barbara A. Bean currently serves as Chief Financial Officer of BioLynx.Com as well as United Capital Investment Group, Inc., an affiliate of John D. Walker II. From 1995 through August 1999, she was the Business Manager of H. J. Group/Bufete Independent Joint Venture. During that time, she managed the accounting department and was involved in major business and public relations decisions. Additionally, she was involved in writing and reviewing technical contracts. From May 1985 to May 1997, she was the president of the Board of Trustees of the East Central Independent School District, where she was responsible for the management of the school system's $45,000,000 budget. Ms. Bean holds a Bachelor of Business Administration from the University of Texas at San Antonio.

         Louis A. Ross, Ph.D., has broad management and corporate development experience in the petrochemical and thermoplastics industries derived from 30 years of increasingly responsible positions in technical, development, commercial and operating functions. He is skilled in business unit management, strategic planning budgeting and project management. Dr. Ross received a Bachelor of Science degree from Loyola University, Chicago in 1957. He received his Ph.D. in inorganic chemistry in 1962 from Indiana University and studied at Harvard University Graduate School of Business in 1975 in its program for Management Development.

         Wren Alexander has spent his entire business career in the commercial banking and mortgage businesses. Since 1990, he has been president of Alpha Mortgage, Inc. in San Antonio, Texas. Prior to working for Alpha Mortgage, Mr. Alexander was a real estate loan officer for American Savings. During his 20 years of banking experience, Mr. Alexander has also worked as a commercial loan officer and as a branch manager for several banks in the San Antonio, Texas area. Mr. Alexander received a Bachelor of Business Administration in Finance degree from the University of Texas at Austin in 1977. In addition, he also attended the Texas Tech University School of Banking Advanced Program in 1979.

         We have two other significant employees, Charles E. Pircher, Director of Strategic Planning, and Margaret A. Rice, Director of Training. Mr. Pircher has over 20 years experience in sales and management, including insurance sales and district management with Massachusetts Mutual Life Insurance Company, where he was a consistent multi-million dollar producer. Ms. Rice joined us in September 1999 as our corporate trainer. She has extensive experience in various hardware and software applications. Ms. Rice has owned her own software training and consulting firm, and was a contractor to a major San Antonio, Texas software training provider.

Committees of the Board of Directors

         The board of directors has created a compensation committee and an audit committee. The compensation committee makes recommendations to the board of directors concerning salaries and compensation for BioLynx.Com's officers and employees and administers our 1999 Stock Incentive Compensation Plan. The members of the compensation committee are Messrs. Walker, Ross and Alexander. Mr. Alexander is the chairman of the compensation committee. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting related services, and reviews and evaluates BioLynx.Com's internal control functions. The members of the audit committee are Messrs. Ross and Alexander. Dr. Ross is the chairman of the audit committee.

Executive Compensation

                          Summary Compensation Table

                                                    Annual Compensation                   Long-Term Compensation
                                        --------------------------------------------- ------------------------------
                                                                                               Securities
                                                                                               Underlying
    Name and Principal         Fiscal                                 All Other                Options and
         Position               Year       Salary       Bonus       Compensation                Warrants
         --------              ------      ------       -----       ------------                --------

John D. Walker II, Chairman     1999      $208,000       -0-             -0-                       -0-

Reagan E. Hicks, President      1999      $  -0-         -0-             -0-                       -0-
and Chief Executive Officer

Patrick E. Tolle, Vice          1999      $ 98,600       -0-             -0-                       -0-
President, Chief Operating
Officer, Secretary and
Treasurer

Andrew Fitch-Wallish, Vice      1999      $ 85,276       -0-             -0-                       -0-
President


         In 1999, $68,000 of John D. Walker II's salary was paid by an affiliated company owned by Mr. Walker, with $140,000 being paid by BioLynx.Com. Mr. Hicks replaced Mr. Walker as our president and chief executive officer on January 15, 2000 at an annual salary of $145,600. In addition, Mr. Hicks was granted an option covering 100,000 shares of our common stock. See "- Stock Options" below.

Employment Contracts

         BioLynx.Com has entered into employment contracts with all of our officers and other key personnel. Currently, BioLynx.Com has employment agreements with the following individuals: John D. Walker II, Reagan E. Hicks, Patrick E. Tolle, Andrew Fitch-Wallish, Charles E. Pircher, Gregory W. Schlather, Larry Roy, Barbara A. Bean, and Margaret A. Rice. Each employment agreement provides that:

         . The employee shall be paid a monetary compensation in return for the employee's faithful performance.

         . All proprietary items and inventions developed by the employee, or in conjunction with other employees, shall belong to BioLynx.Com.

         . The employee shall not, for a period of two years following the termination of the employee's employment with BioLynx.Com, engage in the business of developing, publishing, or marketing of products in direct competition with BioLynx.Com anywhere within BioLynx.Com's trade territory.

         . A confidentiality agreement prohibiting the disclosure to any third party of any confidential information received from BioLynx.Com.

         Although each employment contract contains a non-compete clause, a state court could determine that the provision is against public policy and refuse to enforce the clause, either partially or entirely.

Director Compensation

         We do not currently compensate our directors for their services as directors, although we may consider doing so in the future.

Stock Options

         BioLynx.Com anticipates reserving warrants or options for future issuance to our senior management, employees, and consultants as incentive compensation for services to be rendered in connection with their efforts on our behalf. In that regard, our board of directors and shareholders have adopted our 1999 Stock Incentive Compensation Plan. We have reserved 250,000 shares of the common stock for issuance under the plan. Of the reserved shares, our board of directors recently granted an option for 100,000 shares of our stock to Reagan
E. Hicks. Under the terms of Mr. Hick's option, his interest in the shares covered by the option will vest at a rate of 25 percent for each year of employment he completes with us. Once vested, he may exercise the option, in whole or in part and purchase shares of our common stock, at an exercise price of $4.00 per share. Mr. Hick's option agreement will expire on December 31, 2005. The remaining options under our plan will be issued on a case-by-case basis. We reserve the right to issue the options from time to time, in amounts, as we may, in our sole discretion, deem advisable.

         The exercise price for shares purchased under an option shall be as determined by the plan administrator, but shall not be less than 100 percent of the fair market value of the common stock on the grant date. The term of each option shall be as established by the plan administrator or, if not so established, shall be 10 years from the grant date. The plan administrator shall establish and set forth in each instrument that evidences an option the time at which or the installments in which the option shall vest and become exercisable, which provisions may be waived or modified by the plan administrator at any time. If not so established in the instrument evidencing the option, the option will vest and become exercisable over a schedule of four years, which may be waived or modified by the plan administrator at any time. The exercise price for shares purchased under an option shall be paid in full to BioLynx.Com by delivery of consideration equal to the product of the option exercise price and the number of shares purchased.

                             CERTAIN TRANSACTIONS


         Merger of BioLynx, Inc. and BioLynx.Com, Inc. On May 12, 1999, BioLynx, Inc., a Texas corporation, under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, merged with and into BioLynx.Com, Inc. The surviving corporation was BioLynx.Com, Inc. John D. Walker II was the sole shareholder of BioLynx, Inc. Mr. Walker received 10 shares of our common stock for every share of the common stock in BioLynx, Inc. held by him. At the time of the merger, Mr. Walker was the only officer of BioLynx, Inc. The directors of BioLynx, Inc. were John
D. Walker II, Patrick E. Tolle, and Andrew Fitch-Wallish, three of our current directors. As a result of the merger, the separate existence of BioLynx, Inc. ceased and BioLynx.Com, Inc. succeeded, without other transfer, to all the rights and properties of BioLynx, Inc., and became subject to all the debts and liabilities of BioLynx, Inc. in the same manner as if BioLynx.Com, Inc. had itself incurred them. All rights of creditors and all liens upon the property of each constituent corporation was preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the merger. Mr. Walker is the promoter of BioLynx, Inc., and Messrs. Walker, Tolle, and

Fitch-Wallish are the promoters of BioLynx.Com, Inc. In addition, Martex Trading Co., Inc., R. F. Bearden, Inc., Texas Commercial Resources, Inc., and Jazbermaine are promoters of BioLynx.Com. At the time of our organization, Martex, Bearden, Texas Commercial, and Jazbermaine each purchased shares of our common stock at the par value of $0.001 per share. Martex purchased 400,000 shares for $400, Bearden and Texas Commercial each purchased 37,500 shares for $37.50, and Jazbermaine purchased 200,000 shares for $200. The sole shareholder of Martex is Unicorp, Inc., a Nevada corporation quoted on the OTC Bulletin Board.

         Acquisition of BioLynx Outsource Services, Inc. On December 31, 1999, BioLynx.Com purchased from United Capital Investment Group, Inc., an affiliate of John D. Walker II, all of the common stock of BioLynx Outsource Services, Inc. owned by United Capital. BioLynx Outsource Services is an employee leasing firm which is 100 percent owned by United Capital. In exchange for the BioLynx Outsource Services stock, BioLynx.Com delivered to United Capital 1,446,347 shares of our convertible preferred stock with a liquidation privilege equal to its face amount, and bearing an eight percent non-cumulative dividend. The preferred stock will, at the holder's option, be convertible into BioLynx.Com's common stock at the rate of the liquidation privilege, together with any declared but unpaid dividends, divided by $3.30 per share of common stock. As a result of the acquisition, BioLynx Outsource Services is a wholly-owned subsidiary of BioLynx.Com. Mr. Walker and his affiliated company, United Capital Investment Group, Inc., are the promoters of BioLynx Outsource Services,
Inc.

         Our primary reasons for the acquisition of BioLynx Outsource Services were:

         . Revenue and Profit Generation. BioLynx Outsource Services is expected to generate substantial revenue and net profits through its employee leasing business which will be reflected in our consolidated income statement.

         . BioLynx Outsource Services is a natural fit for the marketing of our services.

         .  Cross selling of our respective services.

         . BioLynx Outsource Services has over 350 current or former client companies.

         The determination of the final consideration to be paid to United Capital by BioLynx.Com for the purchase of the common stock of BioLynx Outsource Services, Inc. was not a result of arms' length bargaining. Due to Mr. Walker's interests in both United Capital and BioLynx.Com, there was a possibility of inherent conflicts of interest in the transaction. Therefore, we arrived at our determination of the consideration to be paid to United Capital using a valuation equation utilized in comparable transactions in the employee leasing industry. Initially, we determined the average weekly gross profits of BioLynx Outsource Services over a four week period. Then, we multiplied that figure by 78 in order to arrive at the final purchase price, which is equal to the number of shares of our preferred stock issued to United Capital.


         Acquisition of Employee/Customer Base of Alamo Commercial Group, Inc. On December 31, 1999, BioLynx Outsource Services, Inc. purchased from Alamo Commercial Group, Inc., wholly-owned by John D. Walker II, all of its leased employees, together with all contracts to furnish services and leasing. In exchange for the leased employees and the contracts of Alamo Commercial, BioLynx.Com delivered to Alamo Commercial 3,605,535 shares of our convertible preferred stock with a liquidation privilege equal to its face amount, and bearing an eight percent non-cumulative dividend. The preferred stock will be convertible, at Alamo Commercial's option, into common stock of BioLynx.Com at the rate of liquidation privilege, with any declared but unpaid dividends, divided by $3.30 per share of common stock. The primary reason for this acquisition was to give us a ready-made client base for our employee leasing business.


         Due to the potential conflict of interest resulting from Mr. Walker's interest in both Alamo Commercial and BioLynx.Com, we arrived at the purchase price for Alamo Commercial's leased employees and contracts in the same manner as we determined the purchase price for the common stock of BioLynx Outsource Services, Inc. Mr. Walker is the promoter of Alamo Commercial Group, Inc.


         Conversion of Preferred Stock. If any of the issued shares of convertible preferred stock discussed above were converted into shares of our common stock, the effective dollar cost per share of the converted common stock would be $3.30. This results in an effective cost of $0.70 per share less than the public offering price. However, the effective cost per share of the common stock is only $0.04 less than the net proceeds to be received by us for shares of common stock sold to the public in this offering.

                            PRINCIPAL STOCKHOLDERS

         The following table presents information regarding the beneficial ownership of all shares of the common stock at January 18, 2000 by:

         . each person who owns beneficially more than five percent of the outstanding shares of the common stock;

         .  each director of BioLynx.Com;

         .  each named executive officer; and


         .  all directors and officers as a group.

                                                                                   Shares Beneficially Owned
                                                                                 -----------------------------
                         Name of Beneficial Owner                                  Number              Percent
                         ------------------------                                ---------             -------
         John D. Walker II................................................       3,753,986              55.26
         Reagan E. Hicks..................................................          50,000               0.74
         Patrick E. Tolle.................................................         450,000               6.62
         Andrew Fitch-Wallish ............................................         300,000               4.42
         Louis A. Ross, Ph.D..............................................          10,000               0.15
         Wren Alexander...................................................         100,000               1.47
         All directors and officers
           as a group (six persons).......................................       4,663,986              68.66
         Martex Trading Co., Inc..........................................         400,000               5.89

         Unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to his shares of the common stock beneficially owned. The business address of each individual is the same as the address of BioLynx.Com's principal executive offices, except for Martex Trading Co., Inc., whose address is 1800 Bering Drive, Suite 400, Houston, Texas 77057.


         Some of the shares shown as being owned by Mr. Walker are actually owned by United Capital Investment Group, Inc., a company wholly-owned by Mr. Walker, which owns 1,650,000 shares, and several members of Mr. Walker's family which own, in the aggregate, 237,500 shares. Additionally, 1,530,873 of the shares included as being owned by Mr. Walker actually represent the shares of our common stock that could be received by United Capital and Alamo Commercial Group upon the conversion, at any time, of the outstanding shares of our preferred stock issued to them in our recent acquisitions.

Registration Rights Agreements

         On May 7, 1999, BioLynx.Com executed a registration rights agreement with each of R. F. Bearden Associates, Inc., Texas Commercial Resources, Inc., and Jazbermaine. In addition, the shares of our common stock issued to John D. Walker II as a result of his election to convert our convertible subordinated debenture are governed by a registration rights agreement executed on April 16, 1999. Likewise, on April 16, 1999, BioLynx.Com and Aurora Financial Services, L.L.C. executed a registration rights agreement covering the 20,000 shares of the common stock that Aurora received in connection with a private placement of our common stock. Finally, on November 19, 1999, BioLynx.Com executed a registration rights agreement with Sabinal Trust. Each agreement provides the following:

         . The right to "piggyback" on a firm commitment underwritten offering with respect to our common stock.

         . If the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit some or all of the shares that may be included in the registration.

         . BioLynx.Com agrees to use its best lawful efforts to make and keep public information available, as those terms are understood and defined in Rule 144 of the Securities Act at all times during which BioLynx.Com is subject to the reporting requirements of the Securities Exchange Act of 1934, the "Exchange Act," and file with the SEC in a timely manner all reports and other documents required of BioLynx.Com under the Securities Act and the Exchange Act.


         . All expenses, except for any underwriting and selling discounts and commissions and legal fees for the shareholder's attorneys, will be paid by BioLynx.Com.

         . Each party agrees to indemnity and hold harmless the other against any and all claims, demands, losses, costs, expenses, obligations, liabilities, joint or several, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees, to which a party may become subject under the Securities Act as a result of any untrue statement or alleged untrue statement of any material fact.

                           DESCRIPTION OF SECURITIES

         The following is a summary of the material provisions of BioLynx.Com's articles of incorporation, the "articles," and bylaws, the "bylaws," as they are currently in effect, but may not contain all of the information that is important to you. The rights described below are subject to any rights that may be granted to any holder of preferred shares.

Capital Stock

         The authorized capital stock of BioLynx.Com consists of 50,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. As of January 18, 2000, there were 5,262,213 shares of the common stock issued and outstanding, while 5,051,882 shares of the preferred stock were issued or outstanding. In addition, BioLynx.Com has reserved an adequate number of shares of our common stock in anticipation of issuance of shares under the various agreements discussed in this prospectus.


         The following description of specific matters relating to the common stock and the preferred stock is a summary and is qualified in its entirety by the provisions of our articles and bylaws.

         Common Stock. The holders of the common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. The holders of the common stock have the sole right to vote, except as otherwise provided by law or by our articles, including provisions governing any shares of the preferred stock. In addition, our shareholders are entitled to receive ratably, dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, subject to the payment of preferential dividends with respect to any shares of the preferred stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding up of BioLynx.Com, the holders of the common stock are entitled to share ratably in all assets remaining after payment of all liabilities of BioLynx.Com and subject to the prior distribution rights of the holders of any shares of the preferred stock that may be outstanding at that time.

         The holders of the common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of the State of Texas. Accordingly, the holders of more than 50 percent of the issued and outstanding shares of the common stock voting for the election of directors can elect all of the directors if they choose to do so, and in that event, the holders of the remaining shares of the common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors. All outstanding shares of the common stock are fully paid and nonassessable.

         The laws of the State of Texas provide that the affirmative vote of two-thirds (2/3) of the holders of the outstanding shares of the common stock is required to authorize any amendment to our articles, any merger or consolidation of BioLynx.Com with any corporation, or any liquidation or disposition of any substantial assets of BioLynx.Com.

         A Public Market for Our Common Stock May Be Uncertain. Prior to this offering, there has been no public market for our common stock. The initial public offering price of $4.00 per share for our common stock was arbitrarily determined by BioLynx.Com, and you may be unable to resell your shares at or above that initial offering price. Although the offering price is based on what we regard the shares to be worth, the offering price should not be considered an indication of the actual value of the securities. After this offering, the market price of our common stock may be subject to significant fluctuations in response to numerous factors, including:

         . Variations in our annual or quarterly financial results or those of our competitors.

         . Changes by financial research analysts in their estimates of our earnings or our failure to meet the estimates.

         . Conditions in the economy in general or in the software and other technology industries.

         .  Announcements of key developments by competitors.

         .  Loss of key personnel.

         .  Unfavorable publicity affecting our industry or us.

         .  Adverse legal events affecting us.

         .  Sales of BioLynx.Com common stock by existing shareholders.

         From time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our performance. Recently, volatility has particularly impacted the stock prices of publicly traded technology companies. In the past, securities class action litigation has been instigated against companies following periods of volatility in the market price of the companies' securities. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

         We have applied to list the common stock on the American Stock Exchange. The AMEX listing does not, however, guarantee that a trading market will develop, or, if a market does develop, the depth of the trading market for the common stock.

         Existing Shareholders May Sell Their Common Stock. If any of our holders of common or preferred stock, options, or warrants sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. A substantial number of sales, or the perception that sales might occur, also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate. See "Certain Transactions" and "Principal Stockholders."

         Preferred Stock. The board of directors is authorized, without action by the holders of the common stock, to provide for the issuance of the preferred stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of each series. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the common stock. The issuance of one or more series of the preferred stock could adversely affect the voting power of the holders of the common stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of BioLynx.Com. The holders of the preferred stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares.


         Currently, our board of directors has issued one series of preferred stock, which consists of 5,051,882 shares. The relative rights and preferences of the preferred sock is as follows:

         . The holders of outstanding shares of the preferred stock shall be entitled to receive, out of our legally available assets, cash dividends equal to eight percent of the stated value of the preferred stock, payable quarterly on the last day of March, June, September and December of each year. All dividends payable on the preferred stock shall be non-cumulative.


         .  The preferred stock shall not have redemption rights.

         . Upon the dissolution, liquidation or winding up of BioLynx.Com, whether voluntary or involuntary, the holders of the shares of outstanding preferred stock will be entitled to receive, out of our assets, $1.00 per share before any payment or distribution shall be made on our common stock or any other class of our capital stock ranking junior to the preferred stock.

         . After the payment to the holders of shares of the preferred stock of the full preferential amounts for shares of the preferred stock, the holders of the preferred stock shall have no right or claim to any of our remaining assets.

         . In the event our assets available for distribution to the holders of the preferred stock upon dissolution, liquidation or winding up of BioLynx.Com are insufficient to pay in full all amounts to which the holders of the preferred stock are entitled, no distribution shall be made on account of any shares of a class or series of our capital stock ranking on a parity with the shares of the preferred stock, if any, upon a dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the preferred stock, ratably, in proportion to the full distributive amounts for which holders of all parity shares are respectively entitled upon a dissolution, liquidation or winding up.

         . At the option of the holders of the preferred stock, shares of the preferred stock shall be convertible into shares of our common stock at the rate of $1.00 per share, together with any declared but unpaid dividends, divided by $3.30 per share of common stock.

         . The holders of shares of the preferred stock do not have any preemptive or preferential rights to purchase or subscribe to any shares of any class of our capital stock.

         . The holders of shares of the preferred stock have no voting rights except as provided by law.

Warrant

         On October 6, 1999, we issued to Travis Morgan Securities, Inc. our warrant for the purchase of 50,000 shares of our common stock at a purchase price of $1.00 per share. The warrant was issued in connection with our private placement of our shares which closed on November 24, 1999. The warrant was designed to compensate Travis Morgan for its services in the private placement of our shares. The warrant expired on November 5, 1999 without being exercised, and consequently, no shares were issued. On December 1, 1999, we issued to Travis Morgan our warrant for the purchase of 7,500 shares of our common stock at a purchase price of $1.00 per share, which expires on March 31, 2000. The warrant was designed to compensate Travis Morgan Securities, Inc. for its additional services in the private placement of our shares, which closed on November 24, 1999.

Certain Provision of the Articles of Incorporation and Bylaws

         General. A number of provisions of our articles and bylaws concern matters of corporate governance and the rights of shareholders. Some of these provisions, as well as the ability of our board of directors to issue shares of the preferred stock and to set the voting rights, preferences and other terms of the preferred stock, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors. Those provisions may also discourage takeover attempts which some shareholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited.


         Other provisions of our articles and bylaws, together with the ability of the board of directors to issue preferred stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by the shareholders, even if the removal or assumption would be beneficial to the shareholders of BioLynx.Com. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of the shareholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect the interests of BioLynx.Com and all of its shareholders.

         Meetings of Shareholders. The articles provide that a special meeting of the shareholders may be called only by:

         .  the president;

         . the holders of at least 10 percent of all of the shares entitled to vote at the proposed special meeting; or

         . the board of directors under a resolution adopted by a majority of the then authorized number of directors of BioLynx.Com.

         Special shareholder meetings may not be called by any other person or persons or in any other manner. Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting. Our articles do not permit actions to be taken by written consent, unless approved by the board of directors.

         The first annual meeting of our shareholders will be held in 2000, on a date and at a place and time designated by the board.

         Indemnification and Limitation of Liability. Our articles provide that any person who at any time shall serve or shall have served, as a director, officer, employee, or agent of BioLynx.Com, or of any other enterprise at the request of BioLynx.Com, and the heirs, executors, and administrators of the person, shall be indemnified by us against all costs reasonably incurred in connection with the defense of any claim, action, suit, or proceeding, whether civil, criminal, administrative, or other, in which he may be involved by virtue of that person being or having been a director, officer, employee, or agent, provided, however, that the indemnity shall not be operative with respect to:

         . Any matter as to which the person shall have been finally adjudged in the action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duties as a director, officer, employee, or agent; or

         . Any matter settled or compromised, unless in the opinion of independent counsel selected by or in a manner determined by the board of directors, there is not reasonable ground for the person being adjudged liable for negligence or misconduct in the performance of his duties as a director, officer, employee, or agent; or

         . Any amount paid or payable to BioLynx.Com or another enterprise.


         Costs and expenses which may be covered by the indemnity include, but are not limited to, counsel fees, amounts or judgments paid, and amounts paid in settlement. This indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders, or otherwise. By its terms, and in accordance with applicable state law, however, this provision does not eliminate or limit the liability of a director of BioLynx.Com for any breach of duty based upon an act or omission:

         . involving appropriation in violation of duty of any business opportunity of BioLynx.Com;

         . involving acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of the law; or



         . involving unlawful distributions or transactions from which the director derived an improper personal benefit.

         Our bylaws contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling BioLynx.Com under the indemnification provisions, or otherwise, BioLynx.Com is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Amendment of Bylaws. The articles provide that the bylaws may be amended either:

         . by the board of directors by the affirmative vote of at least a majority of the then authorized number of directors; or


         . by the shareholders by the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of the then outstanding voting shares of the capital stock of BioLynx.Com, voting together as a single class.

Certain Effects of Authorized but Unissued Stock

         Until the issuance of all of the shares of the common stock offered, and covered by our 1999 Stock Incentive Compensation Plan, our authorized but unissued capital stock will consist of approximately 44,737,787 shares of the common stock and 14,948,118 shares of the preferred stock. One of the effects of the authorized but unissued capital stock may be to enable our board to render more difficult or to discourage an attempt to obtain control of BioLynx.Com by means of a tender offer, proxy contest or otherwise, and thereby to protect the continuity of BioLynx.Com's management. If, in the due exercise of its fiduciary obligations, for example, the board were to determine that a takeover proposal was not in BioLynx.Com's best interests, shares of our capital stock could be issued by the board without shareholder approval in one or more private or public offerings or other transactions.

         The effect of issuing more shares might prevent or render more difficult or costly the completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group, by creating a substantial voting block of institutional or other investors that might undertake to support the position of the incumbent board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, our articles grant the board broad power to establish the rights and preferences of the authorized, but unissued preferred stock, one or more series of which would be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert preferred stock into a larger number of shares of the common stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

         The issuance of shares of the preferred stock at the board's authority described above could decrease the amount of earnings and assets available for distribution to holders of the common stock, and adversely affect the rights and powers, including voting rights, of the holders and may have the effect of delaying, deferring or preventing a change in control of BioLynx.Com. The board of directors does not currently intend to seek shareholder approval prior to any issuance of authorized, but unissued stock, unless otherwise required by law.


Additional Corporate Governance and Takeover Related Matters

         Board of Directors. The business and affairs of BioLynx.Com are managed under the direction of our board, which consists of six members. The number of directors that shall constitute the whole board shall be fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the members at any time constituting the board.

         Newly created directorships resulting from any increase in the number of directors and any vacancies on the board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director's successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. The board may not have fewer than one member.

         Our board of directors is divided into three classes, Class A, Class B and Class C. The classes are as nearly equal in number of directors as possible. Each director shall serve for a term expiring at the third annual meeting following the annual meeting at which the director was elected; provided, however, that the directors first elected to Class A shall serve for an initial term expiring at the annual meeting following the end of our 1999 fiscal year, the directors first elected to Class B shall serve for an initial term expiring at the second annual meeting next following the end of our 1999 fiscal year, and the directors first elected to Class C shall serve for an initial term expiring at the third annual meeting next following the end of our 1999 fiscal year. The persons named as directors in this prospectus are all Class C directors.

         Moreover, directors who are elected at an annual meeting of shareholders, and directors elected in the interim to fill vacancies and newly created directorships, shall hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal. Whenever the holders of any class or classes of stock or any series shall be entitled to elect one or more directors under any resolution or resolutions of the board of directors designating a series of the preferred stock, vacancies and newly created directorships of a class or classes or series may be filled by a majority of the directors elected by a class or classes or series then in office, by a sole remaining director so elected or by the unanimous written consent or the affirmative vote of a majority of the outstanding shares of the class or classes or series entitled to elect the director or directors.

         Any director may be removed from office only by the affirmative vote of the holders of two-thirds (2/3) or more of the combined voting power of the then outstanding shares of capital stock of BioLynx.Com entitled to vote at a meeting of shareholders called for that purpose, voting together as a single class.

         Nominations of persons for election to the board of directors may be made at a meeting of the shareholders at which directors are to be elected:

         .  by or at the direction of the board of directors; or


         . by any shareholder of BioLynx.Com who is a shareholder of record at the time of the giving of notice, who shall be entitled to vote at the meeting in the election of directors and who complies with the requirements of the bylaws.

         Nominations, other than those made by or at the direction of the board of directors, shall be preceded by timely advance notice in writing to our corporate secretary. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, the principal executive offices of BioLynx.Com:

         . with respect to an election to be held at the annual meeting of the shareholders of BioLynx.Com, not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that with respect to the annual meeting of shareholders to be held in 2000 or in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by BioLynx.Com; and


         . with respect to an election to be held at a special meeting of shareholders of BioLynx.Com for the election of directors not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed to shareholders of BioLynx.Com as provided in the bylaws or public disclosure of the date of the special meeting was made, whichever first occurs.

         The presiding officer of the meeting of shareholders shall determine whether the requirements of the bylaws have been met with respect to any nomination or intended nomination. If the presiding officer determines that any nomination was not made in accordance with the requirements of the bylaws, he shall so declare at the meeting and the defective nomination shall be disregarded. A shareholder is also required to comply with all applicable requirements of the Exchange Act and the rules and regulations of the Exchange Act with respect to the matters set forth in the bylaws regarding nominations of persons as directors.

         Anti-Takeover Effects. All of the provisions discussed in this section might make it more difficult for someone to obtain control of us unless the transaction is approved by our board. Some of these provisions could also make it more difficult for a third party to replace our management or board without the approval of our board of directors.

Transfer Agent and Registrar


         The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company, Stock Transfer Department, 40 Wall Street, 46th Floor, New York, New York 10005, telephone (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for our common stock. Upon completion of this offering, there will be an aggregate of 5,787,213 shares of BioLynx.Com's common stock outstanding, assuming:

         .  the issuance of 500,000 shares of our common stock in this offering;


         . the issuance of 25,000 shares of our common stock to Aurora Financial Services, L.L.C. in consideration of its services in connection with this offering;

         . no conversion of the preferred stock issued to United Capital Investment Group, Inc. and Alamo Commercial Group, Inc.;

         . no exercise of the warrant in favor of Travis Morgan Securities, Inc. covering 7,500 shares of our common stock.

         Of the 5,787,213 shares, all of the 500,000 shares sold in this offering will be freely transferable without restriction or limitation under the Securities Act, unless purchased by "affiliates" of BioLynx.Com, as defined under the Securities Act. The remaining 5,287,213 shares are "restricted shares" within the meaning of Rule 144 under the Securities Act, and are subject to restrictions under the Securities Act.

         In general, under Rule 144, as currently in effect, a person, or persons whose shares are required to be aggregated, who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of BioLynx.Com is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

         .  one percent of the number of then outstanding shares; or


         . the average weekly reported trading volume during the four calendar weeks preceding the sale.

         Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information about BioLynx.Com and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an "affiliate" of BioLynx.Com under the Securities Act during the three months preceding a sale and who has beneficially owned the shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions of the rule. Affiliates of BioLynx.Com must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 other than the one-year holding period in order to sell unrestricted shares. Rule 144 does not require the same person to have held the securities for the applicable period.

         Any employee, officer or director of, or consultant to BioLynx.Com who purchased or was awarded shares or options to purchase shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell the shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell shares without complying with the public information, volume and notice provisions of Rule 144.


                                 LEGAL MATTERS

         Certain legal matters relating to the issuance of the shares of the common stock will be passed upon for us by Jackson Walker L.L.P., Houston, Texas.

                                    EXPERTS

         The financial statements and schedules for the periods from inception through December 31, 1998 and the nine months ended September 30, 1999 included in this prospectus and in the registration statement have been audited by John
M. James, independent certified public accountant, to the extent and for the periods set forth in his report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon the report given upon the authority of said firm as an expert in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

         BioLynx.Com has not been previously subject to the reporting requirements of the Exchange Act, although it will become subject to the reporting requirements of the Exchange Act following the registration of the securities described in this prospectus. In accordance with the Exchange Act, we will file reports, proxy statement, and other information with the SEC. In addition, we intend to furnish our shareholders with annual reports containing audited financial statements and interim reports as we deem appropriate. No person is authorized by BioLynx.Com to give any information or to make any representations other than those contained in this prospectus, and, if given or made, you should not rely upon that information.

         We have filed with the SEC a registration statement under the Securities Act on Form SB-2 to register the shares of BioLynx.Com's common stock to be sold under this prospectus. As allowed by SEC rules, this prospectus does not contain all the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois

60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet by using the Quick Forms Lookup at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

                        INDEX TO FINANCIAL INFORMATION

                                                                                                               Page
                                                                                                               ----
BioLynx.Com, Inc
    Report of Independent Certified Public Accountant...........................................................F-1
    Audited Financial Statements:
         Balance Sheets.........................................................................................F-2
         Statements of Operations...............................................................................F-3
         Statement of Changes in Stockholders' Equity (Deficit).................................................F-4
         Statements of Cash Flows...............................................................................F-5
         Notes to the Financial Statements......................................................................F-6

BioLynx Outsource Services, Inc.
    Report of Independent Certified Public Accountant..........................................................F-10
    Audited Financial Statements:
         Balance Sheet.........................................................................................F-11
         Statement of Income...................................................................................F-12
         Statement of Changes in Stockholders' Equity..........................................................F-13
         Statement of Cash Flows...............................................................................F-14
         Notes to the Financial Statements.....................................................................F-15

Employee Leasing Division of Alamo Commercial Group, Inc.
    Report of Independent Certified Public Accountant..........................................................F-18
    Audited Financial Statements:
         Pro Forma Statements of Income........................................................................F-19
         Notes to the Pro Forma Statements of Income...........................................................F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



To the Board of Directors and Shareholders of BioLynx.Com, Inc.

        I have audited the accompanying balance sheets of BioLynx.Com, Inc. (a development stage corporation) at December 31, 1998 and September 30, 1999, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from inception through December 31, 1998, the nine months ended September 30, 1999, and the period from Inception through September 30, 1999. These financial statements are the responsibility of BioLynx.Com's management. My responsibility is to express an opinion on these financial statements based on my audit.

        I conducted the audits in accordance with generally accepted accounting standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

        In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioLynx.Com, Inc. at December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from its inception through December 31, 1998, the nine month period ended September 30, 1999, and the period from Inception through September 30, 1999, in conformity with generally accepted accounting principles.

                                              /s/ John M. James

                                              JOHN M. JAMES

Houston, Texas
November 19, 1999,
except for footnote 11,
for which the date is
January 18, 2000

                               BIOLYNX.COM, INC.
                       (a development stage corporation)
                                Balance Sheets


                                    ASSETS

                                                                             December 31,     September 30,
                                                                                  1998            1999
                                                                                  ----            ----
Current Assets:

        Cash and cash equivalents..........................................  $          --  $         78,462

        Trade accounts receivable..........................................             --            10,410

        Stock subscriptions receivable.....................................             --             3,839

        Component parts inventory..........................................             --            19,393

        Prepaid expenses...................................................             --             4,000
                                                                             -------------  ----------------
                  Total Current Assets.....................................             --           116,104

Property and equipment, net ( Note 3)......................................         22,354            79,237

Deferred offering costs, net...............................................             --            27,792

Other assets (Deposit).....................................................             --             2,984
                                                                             -------------  ----------------
                  Total Assets.............................................  $      22,354  $        226,117
                                                                             =============  ================

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


Current Liabilities:

        Accounts payable and accrued liabilities...........................  $          --  $         75,196

        Amounts payable to affiliate of majority stockholder...............             --           173,651
                                                                             -------------  ----------------
                 Total Current Liabilities.................................             --           248,847

Convertible subordinated debenture (Note 4)................................        821,352         1,107,523

Commitments and contingencies (Note 8).....................................             --                --

Stockholders' Equity (Deficit):.......................................

        Preferred stock, $1.00 par value, 20,000,000 shares

          authorized, 0 shares issued and outstanding......................             --                --

        Common stock, $0.001 par value, 50,000,000 shares

          authorized, 2,249,000 and 4,267,250 shares issued

          and outstanding, respectively....................................          2,249             4,267

        Paid-in-capital....................................................             --         1,098,393

        Retained earnings (deficit)........................................       (801,247)       (2,232,913)
                                                                             -------------  ----------------

                 Total Stockholders' Equity (Deficit)......................       (798,998)       (1,130,253)
                                                                             -------------  ----------------

                 Total Liabilities and Stockholders' Equity (Deficit)......  $      22,354  $        226,117
                                                                             =============  ================

  The accompanying notes are an integral part of these financial statements.

                               BIOLYNX.COM, INC.
                       (a development stage corporation)
                           Statements of Operations


                                                                   Inception        Nine Months       Inception
                                                                    Through            Ended           Through
                                                                 Dec. 31, 1998    Sept. 30, 1999    Sept. 30, 1999
                                                                ----------------- ---------------- -----------------
Revenues:

        Services revenues..................................     $           --    $       10,410   $       10,410
                                                                ----------------- ---------------- -----------------
Costs and expenses:

        Cost of operations.................................                 --                --               --

        Research and development (Note 5)..................            403,042           982,371        1,385,413

        Selling, general and administrative (Note 5).......            395,569           396,233          791,802

        Depreciation and amortization......................              1,387            22,690           24,077

              Total costs and expenses.....................            799,998         1,401,294        2,201,292


Operating income (loss)....................................           (799,998)       (1,390,884)      (2,190,882)
                                                                ----------------- ---------------- -----------------
Other income (expense):

        Interest expense...................................                 --           (40,782)         (40,782)

        Other .............................................                 --                --               --

              Net Income (Loss)............................     $     (799,998)   $   (1,431,666)  $   (2,231,664)

Basic and Diluted Net (Loss) Per Share.....................     $        (0.36)   $        (0.46)  $        (0.74)

Weighted average common shares outstanding.................          2,249,000         3,081,580        2,999,146

  The accompanying notes are an integral part of these financial statements.

                               BIOLYNX.COM, INC.
                       (a development stage corporation)
            Statement of Changes in Stockholders' Equity (deficit)


                                                                                                   Retained
                                                                 Common           Paid-In-         Earnings
                                                                  Stock           Capital         (Deficit)
                                                                  -----           -------         ---------
     Issuance of 224,900 shares of no-par value              $         2,249  $            --   $      (1,249)
     common stock issued to founder for services
     rendered on date of incorporation of BioLynx,
     Inc. (predecessor company), valued at $1,000, which
     were later exchanged for 2,249,000 shares of
     BioLynx.Com, Inc. $0.001 par value common stock on
     the merger date of May 7, 1999, (merger accounted for
     as a reorganization)...............................

     Net income (loss) for the period...................                  --               --        (799,998)
                                                             ---------------  ---------------   -------------
     Balance at December 31, 1998.......................               2,249               --        (801,247)

     Issuance of 1,426,000 shares of common stock
     on May 7, 1999 (the date of incorporation),
     shares sold for par value of $0.001 per share......               1,426               --              --

     Issuance  of  267,100  shares of common  stock from
     June 11,  1999  through September 30, 1999 in a
     private  placement  offering,  shares sold at $2.00
     per share, net of offering costs of $85,215........                 267          448,718              --

     Issuance of 325,000  shares of common  stock from
     July 1, 1999 to September 14, 1999 to
     employees/consultants for services rendered,
     shares valued at $2.00 par share...................                 325          649,675              --

     Net income (loss) for the period...................                  --               --      (1,431,666)
                                                             ---------------  ---------------   -------------
     Balance at September  30, 1999.....................     $         4,267  $     1,098,393   $  (2,232,913)
                                                             ===============  ===============   =============

  The accompanying notes are an integral part of these financial statements.

                               BIOLYNX.COM, INC.
                       (a development stage corporation)
                           Statements of Cash Flows


                                                                       Inception        Nine Months       Inception
                                                                        Through            Ended           Through
                                                                     Dec. 31, 1998    Sept. 30, 1999    Sept. 30, 1999
                                                                    ----------------- ---------------- -----------------
Operating activities:

Net income (Loss)..............................................     $     (799,998)   $   (1,431,666)  $   (2,231,664)

Adjustment to reconcile net income (loss) to net cash provided by operating activities:

        Depreciation and amortization..........................              1,387            22,690           24,077

        Recognition of compensation for stock awards...........                 --           650,000          650,000

        Increase in accounts receivable, net...................                 --           (10,410)         (10,410)

        Increase in component parts inventory..................                 --           (19,393)         (19,393)

        Increase in prepaid expenses...........................                 --            (4,000)          (4,000)

        Increase in accounts payable & accrued liabilities.....                 --            75,196           75,196

        Increase in amounts payable to affiliates..............                 --           173,651          173,651

        Net cash paid by stockholder for the Company...........            798,611                --          798,611
                                                                    --------------    --------------   --------------
              Net cash (used in) operating activities..........                 --          (543,932)        (543,932)
                                                                    --------------    --------------   --------------

Investing activities:

        Capital expenditures...................................            (23,741)          (79,573)        (103,314)

        Other assets (deposit).................................                 --            (2,984)          (2,984)

        Net cash paid by stockholder for the Company...........             23,741                --           23,741
                                                                    --------------    --------------   --------------
              Net cash used in investing activities............                 --           (82,557)         (82,557)
                                                                    --------------    --------------   --------------

Financing activities:

        Proceeds from advances from stockholder (later
        converted to subordinated debentures)..................            821,352           286,171        1,107,523

        Stockholder contributions..............................              1,000           535,926          536,926

        Increase in stock subscriptions receivable.............                 --            (3,839)          (3,839)

        Private placement offering costs incurred                               --          (113,307)        (113,307)

        Net non-cash benefit received by stockholder for
        payments made on behalf of the Company.................           (822,352)               --         (822,352)
                                                                    --------------    --------------   --------------
              Net cash provided by financing activities........                 --           704,951          704,951
                                                                    --------------    --------------   --------------
Net increase in cash and cash equivalents......................                 --            78,462           78,462

        Cash and cash equivalents at the beginning of the period                --                --               --
                                                                    --------------    --------------   --------------
        Cash and cash equivalents at the end of the period.....     $           --    $       78,462   $       78,462
                                                                    ==============    ==============   ==============

Supplemental disclosure of cash flow information:

        Cash paid during the period for interest...............     $           --    $           --   $           --
                                                                    ==============    ==============   ==============
        Cash paid during the period for income taxes...........     $           --    $           --   $           --
                                                                    ==============    ==============   ==============

Supplemental schedule of non-cash investing and financing information:

        Issuance of common stock for services rendered.........     $        1,000    $      650,000   $      651,000
                                                                    ==============    ==============   ==============
        Issuance of amounts payable to stockholder for
          expenditures paid outside the Company................     $      821,352    $           --   $      821,352
                                                                    ==============    ==============   ==============

  The accompanying notes are an integral part of these financial statements.

                               BIOLYNX.COM, INC.
                       Notes To The Financial Statements


1.       ORGANIZATION

         BioLynx.Com, Inc., "BioLynx.Com," is a Texas corporation incorporated on April 29, 1999 for the purpose of merging with BioLynx, Inc., the "predecessor company,"and carrying on and expanding their business operations. BioLynx, Inc. was a Texas corporation incorporated on December 2, 1998 to offer biometric payroll services to employers. BioLynx.Com's principal business activity is the installation of a biometric device (which logs employees in and out for the employer) and applicable software which records, summarizes, and inputs payroll time information into the employer's payroll system.

         The merger of BioLynx.Com, Inc. and BioLynx, Inc. occurred on May 7, 1999, and was accounted for as a reorganization, due to the common ownership of the two companies. Under this accounting treatment for the merger, the assets and liabilities of BioLynx, Inc. were transferred to BioLynx.Com, Inc. and accounted for at historical cost in a manner similar to that in pooling-of-interests accounting.


         BioLynx.Com is currently a development stage enterprise. Development of the predecessor company's products began in the first quarter of 1996, and continued until and after the predecessor company's incorporation in December 1998. Costs of approximately $750,000 incurred prior to the date of incorporation were included in the predecessor company's financial statements, primarily recorded as development costs. From inception through March 31, 1999, all expenditures related to the predecessor company, including payroll related expenses, were funded and paid directly by its shareholder (and affiliates of the shareholder). The predecessor company did not itself open a bank account until April 21, 1999. The amount of the funds advanced by BioLynx.Com's shareholder has been recorded to reflect the liabilities to the shareholder for the advances. Management has stated that additional advances from shareholders subsequent to September 30, 1999 will also be recorded in this fashion. (See
Note 4).

         At December 31, 1998, September 30, 1999 and as of the date of the audit report, BioLynx.Com is entirely dependent on continued funding by the shareholders. Substantial resources will be required in the future to complete development efforts, acquire other companies and customer bases (see Note 11), design and implement marketing and sales efforts, purchase equipment, fund installations at customer locations, and set up administrative departments. At September 30, 1999, management was in the process of selling shares of common stock of BioLynx.Com under a private placement memorandum. The private placement offering was completed on November 24, 1999, with a total of 586,600 shares sold at $2.00 per share (including 319,350 shares sold after September 30, 1999. Significant sales are expected to begin in the first quarter of 2000.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Property and Equipment. Property and equipment is recorded at cost and is depreciated using the straight-line method over their useful lives as follows:

         Computer hardware and other electronic equipment.........  3 years
         Purchased software.......................................  3 years

         Expenditures for maintenance, repairs and minor replacements are charged to operations when incurred. Expenditures for major replacements and betterments are capitalized to the property and equipment account and depreciated over the remaining life of the asset. The cost and accumulated depreciation of property and equipment retired or sold is removed at the time of disposition, and the resulting gain or loss is reflected in operations.


         Income Taxes. BioLynx.Com has adopted the method of accounting for income taxes promulgated by Statement of Financial Accounting Standards No. 109.

                               BIOLYNX.COM, INC.
                       Notes To The Financial Statements

         Advertising Costs. The cost of advertising is expensed as incurred. BioLynx.Com did not incur advertising expenses during the period ended December 31, 1998. BioLynx.Com incurred $24,998 of advertising expense during the nine month period ended September 30, 1999.

         Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Concentration of Credit Risk. BioLynx.Com maintains cash deposits in a single financial institution. During the periods ended December 31, 1998 and September 30, 1999, there were no occasions when the $100,000 FDIC account insurance limit was exceeded.

         Cash and Cash Equivalents. Cash and highly liquid investments with maturities of three months or less when purchased are included in cash and cash equivalents in these financial statements. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

         Fair Value of Financial Instruments. The carrying amounts of BioLynx.Com's financial instruments, which include accounts receivable, accounts payable and convertible subordinated debentures, approximate their fair values at December 31, 1998 and at September 30, 1999.

3.       PROPERTY AND EQUIPMENT

The components of property and equipment at December 31, 1998 and at September 30, 1999 are as follows:

                                                           December 31,              September 30,
                                                               1998                      1999
                                                               ----                      ----
            Computer equipment.......................   $            2,446            $    67,625

            Other equipment..........................               21,295                 21,295

            Purchased software.......................                   --                 14,394
                                                        ------------------            -----------
            Total cost...............................               23,741                103,314

            Less accumulated depreciation  ..........               (1,387)               (24,077)
                                                        ------------------            -----------
            Net property and equipment...............   $           22,354            $    79,237
                                                        ==================            ===========

4.       SUBORDINATED CONVERTIBLE DEBENTURE

         Amounts payable to the shareholder outstanding at December 31, 1998 and September 30, 1999 amounted to $821,352 and $1,107,523, respectively. On April 16, 1999, the balance of the amounts payable to the shareholder account was converted to a subordinated convertible debenture of BioLynx.Com. This debenture, which is unsecured, bears interest at 8%, and the principal along with all accrued interest is due on April 16, 2002. The holder of the debenture has the right, but not the obligation, to convert the debenture into one share of common stock for every $3.30 of debenture held. Interest accrued on this debenture during the nine month period ended September 30, 1999 amounted to $40,782.

                               BIOLYNX.COM, INC.
                       Notes To The Financial Statements


5.       RELATED PARTY TRANSACTIONS

         At December 31, 1998 and at June 30, 1999, BioLynx.Com leased its employees from an employee leasing company owned by one of BioLynx.Com's shareholders under an informal arrangement under which BioLynx.Com is billed 12% over the gross wages of each employee. The 12% mark-up covers the employer payroll taxes, employee benefit costs, and workers compensation costs, as well as profit margin to the leasing company.

         At December 31, 1998 and at September 30, 1999, BioLynx.Com subleased office space from a company owned by one of BioLynx.Com's shareholders at a cost of $3,000 per month, beginning in November 1998. See Footnote 7 for further details.

         At December 31, 1998 and at September 30, 1999, BioLynx.Com shared its executive staff with an affiliated company. As a consequence, one-half of the total payroll costs of BioLynx.Com's two executives were charged to BioLynx.Com by the affiliate.

6.       RECOGNITION OF COMPENSATION FOR STOCK AWARDS

         In July and also in September 1999, BioLynx.Com awarded a combined total of 325,000 shares of common stock to consultants as compensation for their services. A total of $680,000 has been charged to development expense to account for these issued shares (at $2.00 per share).

         In November 1999, BioLynx.Com awarded an additional 340,000 shares of common stock to consultants as compensation for their services. In November 1999, a total of $530,000 will be charged to administrative expense to account for these issued shares (at $2.00 per share).

7.       RISKS AND UNCERTAINTIES

         The "Year 2000" problem refers to the inability of computer programs to correctly interpret the century from a date in which the year is represented by only two digits. A computer system that is not Year 2000 compliant, "Y2K compliant," would not be able to correctly process certain data, or in extreme situations, could disable an entire system.

         Since inception, BioLynx.Com has purchased various types of computer hardware and software to meet its operational needs. BioLynx.Com has stated it has undertaken a feasibility study in 1999 to identify any changes necessary in its computer systems to assure they will be Y2K compliant. During the remainder of 1999, BioLynx.Com has stated that its outside consultants will upgrade, to the extent necessary, any of the software and hardware systems necessary to assure their Y2K compliance.

8.       COMMITMENTS AND CONTINGENCIES

         Employment Agreements. Effective March 12, 1999, BioLynx.Com entered into employment contracts with eight employees. The agreements also contain provisions that the employees will not compete with BioLynx.Com in specific geographic territories for a period of two years beyond the terms of the employment contracts.

         Consulting Agreements. In April 1999, BioLynx.Com entered into a consulting agreement with one organization and financial advisory agreements with two Texas corporations. These agreements included a provision for an aggregate of 275,000 shares of the restricted common stock of BioLynx.Com to be sold to these three organizations at the par value of the stock. These shares were sold in May 1999.


         Lease Agreement. Effective November 9, 1998, BioLynx.Com entered into a lease for approximately 2,650 square feet of office space with a related party for $3,000 per month. The term of the lease is 36 months.

                               BIOLYNX.COM, INC.
                       Notes To The Financial Statements

Lease expense for the periods ended December 31, 1998 and September 30, 1999 were $6,000 and $27,000, respectively.

9.       STOCK OPTION PLAN

         At its organizational meeting on May 7, 1999, BioLynx.Com set up the 1999 stock incentive compensation plan. Under the provisions of the Plan, the maximum number of shares of common stock which shall be available for issuance under the Plan shall not exceed in the aggregate the greater of 250,000 shares of the common stock or 15% of the issued shares of common stock as of the first day of the preceding calendar quarter. There have been no grants of stock options as of September 30, 1999.

10.      NEW ACCOUNTING STANDARD

         In June, 1997, the Financial Accounting standards Board issued Statement of Financial Accounting Standards Number 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 established standards for reporting and presentation of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. SFAS No. 130 was adopted by BioLynx.Com at its inception. Initial adoption of this standard had no impact on BioLynx.Com's financial statements.

11.      SUBSEQUENT EVENTS


         On December 31, 1999, BioLynx.Com acquired BioLynx Outsource Services, Inc., "Outsource," from an affiliate of BioLynx.Com's majority shareholder. Outsource is a professional employer organization which offers small and midsize companies such services as payroll and benefits administration, health and workers compensation insurance programs, personnel records management, and employee recruiting. The purchase price was based on a multiple of the average gross profit earned by BioLynx.Com during the four weeks prior to closing of this transaction, and amounted to $1,446,347, paid in convertible preferred stock of BioLynx.Com bearing an 8% non-cumulative annual dividend. The preferred stock is, at the option of the shareholder, convertible into common stock at face value plus unpaid dividends at the rate of $3.30 per share of common stock.




         In addition, Outsource on December 31, 1999 acquired all of the leased employee contracts of Alamo Commercial Group, Inc. , "Alamo," another affiliate of BioLynx.Com's majority shareholder. Alamo had a professional employer organization division which offers small and midsize companies such services as payroll and benefits administration, health and workers compensation insurance programs, personnel records management, and employee recruiting. The purchase price was based on a multiple of the average gross profit earned by BioLynx.Com during the four weeks prior to closing of this transaction, and amounted to $3,605,535 paid in convertible preferred stock of BioLynx.Com bearing an 8% non-cumulative annual dividend. The preferred stock is, at the option of the shareholder, convertible into common stock at face value plus unpaid dividends at the rate of $3.30 per share of common share.




         On January 18, 2000, the holder of the Company's subordinated convertible debenture exercised the option to convert the debenture into 335,613 shares of the company's common stock.

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



To the Board of Directors and Shareholders of BioLynx Outsource Services, Inc.

I have audited the accompanying balance sheet of BioLynx Outsource Services, Inc. at September 30, 1999, and the related statements of income, changes in stockholder's equity, and cash flow for the period from inception (May 25, 1999) through September 30, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted accounting standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioLynx Outsource Services, Inc. at September 30, 1999, and the results of its operations and its cash flows for the period from its inception (May 25, 1999) through September 30, 1999, in conformity with generally accepted accounting principles.

                                                  /s/ JOHN M. JAMES
                                                  ---------------------
                                                      JOHN M. JAMES

Houston, Texas
January 11, 2000

                       BIOLYNX OUTSOURCE SERVICES, INC.
                                 Balance Sheet
                              September 30, 1999

                                    ASSETS
Current assets:
   Cash and cash equivalents                                                                 $     12,736
   Trade accounts receivable                                                                       28,832
   Notes receivable from affiliate, short-term, bearing
       interest at 8% per annum                                                                    23,145
   Notes receivable from affiliate, short-term, non-interest bearing                               36,000
   Interest receivable                                                                                415
   Prepaid expenses                                                                                    --
                                                                                             ------------
         Total current assets                                                                     101,128

Property and equipment, net                                                                            --
                                                                                             ------------
         Total assets                                                                        $    101,128
                                                                                             ============

                     LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
   Accounts payable                                                                          $         --
   Accrued liabilities--payroll taxes and other payroll items due                                  61,632
   Accrued management fees due to affiliate                                                        14,392
   Accrued federal income taxes payable                                                             3,616
                                                                                             ------------
         Total current liabilities                                                                 79,640

Commitments and contingencies (Note 7)                                                                 --

Stockholder's Equity:
   Preferred stock, $1 par value, 3,000,000 shares
      authorized, 0 shares issued and outstanding                                                      --
   Common stock, $0.001 par value, 20,000,000 shares
      authorized, 1,000 shares issued and outstanding                                                   1
   Paid-in-capital                                                                                    999
   Retained earnings                                                                               20,488
                                                                                             ------------
         Total stockholders' equity                                                                21,488
                                                                                             ------------
         Total liabilities and stockholders' equity                                          $    101,128
                                                                                             ============

  The accompanying notes are an integral part of these financial statements.

                       BIOLYNX OUTSOURCE SERVICES, INC.
                              Statement of Income
                                  Period From
                Inception (May 25, 1999) To September 30, 1999



Revenues:
   Employee leasing revenues                                $  2,082,211

Direct costs:
   Salaries and wages of work-site employees                   1,809,080
   Payroll taxes                                                 194,605
                                                            ------------
         Total direct costs                                    2,003,685
                                                            ------------
Gross profit                                                      78,526

Operating expenses:
   Management fees due to affiliate                               40,988
   Consulting fees                                                 7,000
   Other                                                           6,849
                                                            ------------
         Total operating expenses                                 54,837
                                                            ------------
Income from operations                                            23,689

Other income (expense):
   Interest income                                                   415
   Other                                                              --
                                                            ------------
Income before taxes                                               24,104

Provision for federal income taxes (15% rate)                      3,616
                                                            ------------
         Net Income                                         $     20,488
                                                            ============

Basic and Diluted Net Income Per Share                      $      20.49
                                                            ============
Weighted average common shares outstanding                         1,000
                                                            ============


  The accompanying notes are an integral part of these financial statements.

                       BIOLYNX OUTSOURCE SERVICES, INC.
                 Statement of Changes in Stockholders' Equity
                                  Period From
                Inception (May 25, 1999) To September 30, 1999

                                                       Common                Paid-In-              Retained
                                                       Stock                 Capital               Earnings
Common stock (1,000 shares) issued at
inception for services valued at $1,000 on
May 25, 1999                                     $               1       $          999        $           --

Net income for the period                                       --                   --                20,488
                                                 -----------------       --------------        --------------
Balance at September 30, 1999                    $               1       $          999        $       20,488
                                                 =================       ==============        ==============


  The accompanying notes are an integral part of these financial statements.

                       BIOLYNX OUTSOURCE SERVICES, INC.
                            Statement of Cash Flows
                                  Period From
                Inception (May 25, 1999) To September 30, 1999



Operating activities:
Net income                                                                                $      20,488
Adjustment to reconcile net income (loss) to net cash
     provided by operating activities:
         Depreciation and amortization                                                               --
         Consulting fees expense paid with common stock                                           1,000
         Increase in accounts receivable, net                                                   (28,832)
         Increase in interest receivable                                                           (415)
         Increase in accounts payable & accrued liabilities                                      61,632
         Increase in management fees due to affiliate                                            14,392
         Increase in accrued federal income taxes payable                                         3,616
                                                                                          -------------
              Net cash provided by operating activities                                          71,881
                                                                                          -------------
Investing activities:
Capital expenditures                                                                                 --
Loan to affiliate                                                                               (59,145)
                                                                                          -------------
              Net cash used in investing activities                                             (59,145)
                                                                                          -------------
Financing activities:
Sale of stock for cash                                                                               --
Borrowings under note payable arrangements                                                           --
                                                                                          -------------
              Net cash provided by financing activities                                              --
                                                                                          -------------
Net increase in cash and cash equivalents                                                        12,736
Cash & cash equivalents at the beginning of the period                                               --
                                                                                          -------------
Cash & cash equivalents at the end of the period                                          $      12,736
                                                                                          =============
Supplemental disclosure of cash flow information:
Cash paid during the period for interest                                                  $          --
Cash paid during the period for income taxes                                              $          --
                                                                                          =============
Supplemental schedule of non-cash investing and financing information:
Issuance of common stock for services rendered                                            $       1,000
                                                                                          =============

  The accompanying notes are an integral part of these financial statements.

                       BIOLYNX OUTSOURCE SERVICES, INC.
                       Notes To The Financial Statements
                              September 30, 1999


1.       ORGANIZATION

         BioLynx Outsource Services, Inc. BioLynx Outsource Services is a Texas corporation incorporated on May 25, 1999 to offer payroll services to employers. The Company is a professional employer organization which offers small and midsize companies such services as payroll and benefits administration, health and workers compensation insurance programs, personnel records management, and employee recruiting.

         To accelerate the growth of the Company, management entered into a management services contract with an affiliate of the Company's stockholder whereby the affiliate will provide all sales, management, insurance, and administrative services to the Company on a month--to--month basis for a fee equal to 4% of the gross revenues of the Company for the 3 months ended July 31, 1999, and for a fee equal to 2% of the gross payroll of the Company for the two months ended September 30, 1999. For the period from inception through September 30, 1999, this management fee amounted to $40,988. This fee includes all costs associated with insurance coverage for all employees.

         The Company has only been in business for a little over four months. To date, the Company has not been required to borrow money to fund operations. It is expected that future cash flow will require either borrowings from a bank or an affiliate, or funds from the sale of common or preferred stock.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Income Taxes. The Company has adopted the method of accounting for income taxes promulgated by Statement of Financial Accounting Standards # 109.

         Advertising Costs. The cost of advertising is expensed as incurred. BioLynx Outsource Services did not incur advertising expenses during the period ended September 30, 1999.

         Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       BIOLYNX OUTSOURCE SERVICES, INC.
                       Notes To The Financial Statements
                              September 30, 1999

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Concentration of Credit Risk. The Company will maintain cash deposits in a single financial institution. During the period ended September 30, 1999, there were no occasions when the $100,000 FDIC account insurance limit was exceeded.

         Cash and Cash Equivalents. Cash and highly liquid investments with maturities of three months or less when purchased are included in cash and cash equivalents in these financial statements. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

         Fair Value of Financial Instruments. The carrying amounts of the Company's financial instruments, which include accounts receivable, accounts payable and accrued liabilities, approximate their fair values at September 30, 1999.


3.       RELATED PARTY TRANSACTIONS

         During the period from inception through September 30, 1999, the Company operated under a management services contract with an affiliate, and did not have any employees nor physical office facilities under lease.


4.       NEW ACCOUNTING STANDARD

         In June, 1997, the Financial Accounting standards Board issued Statement of Financial Accounting Standards Number 130, "Reporting Comprehensive Income ("SFAS # 130"). SFAS # 130 established standards for reporting and presentation of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. SFAS # 130 was adopted by the Company at its inception. Initial adoption of this standard had no impact on the Company's financial statements.

                       BIOLYNX OUTSOURCE SERVICES, INC.
                       Notes To The Financial Statements
                              September 30, 1999


5.       SUBSEQUENT EVENTS

         Asset Purchase Agreement. On December 31, 1999, the Company acquired all of the leased employees and the employee leasing customer contracts of the Employee Leasing Division of Alamo Commercial Group, Inc., a company entirely owned by the Company's sole shareholder.

         The Employee Leasing Division of Alamo Commercial Group, Inc. (a Texas corporation) has offered employee leasing services to its clients in central and south Texas since May 2, 1998.

         Pursuant to the terms of the agreement, the purchase price was $3,605,535, payable by means of convertible preferred stock of the Company, with a liquidation privilege equal to its face amount, issued in $100,000 increments, bearing an eight percent non-cumulative dividend. The preferred stock will, at the holder's option, be convertible into the Company's new parent--BioLynx.Com's common stock at the rate of the liquidation privilege, together with any declared but unpaid dividends, divided by $3.30 per share of common stock.

         Stock Sales Agreement. Also on December 31, 1999, the Company's shareholder sold 100% of the Company's stock to BioLynx.Com, Inc., a company partially-owned by an affiliate of the Company's sole shareholder.

         BioLynx.Com, Inc. is a Texas corporation which offers biometric payroll services to employers. The Company's principal business activity is the installation of a biometric device (which logs employees in and out for the employer) and applicable software which records, summarizes, and inputs payroll time information into the employer's payroll system.

         Pursuant to the terms of the agreement, the purchase price was $1,446,348, payable by means of convertible preferred stock with a liquidation privilege equal to its face amount, issued in $100,000 increments, bearing an eight percent non-cumulative dividend. The preferred stock will, at the holder's option, be convertible into BioLynx.Com's common stock at the rate of the liquidation privilege, together with any declared but unpaid dividends, divided by $3.30 per share of common stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT





To the Board of Directors and Stockholders of Alamo Commercial Group, Inc.

I have audited the accompanying pro forma statements of income of the Employee Leasing Division of Alamo Commercial Group, Inc. for the period from inception (May 2, 1998) through December 31, 1998 and for the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted accounting standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the pro forma income statements referred to above present fairly, in all material respects, the results of its operations for the period from inception (May 2, 1998) through December 31, 1998 and for the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

                                                   /s/ JOHN M. JAMES
                                                   ---------------------
                                                       JOHN M. JAMES


January 11, 2000

                         EMPLOYEE LEASING DIVISION OF
                         ALAMO COMMERCIAL GROUP, INC.
                        Pro-Forma Statements of Income
                                 Periods From
                 Inception (May 2, 1998) To December 31, 1998
                                      and
                      Nine Months Ended September 30,1999


                                                                                                Nine
                                                                 Inception                     Months
                                                                  Through                       Ended
                                                             December 31, 1998           September 30, 1999
                                                             -----------------           ------------------
Revenues:
   Employee leasing revenues                              $       7,189,852             $     11,940,838

Direct costs:
   Work-site wages, taxes and insurance                           6,382,670                   10,587,546
                                                          -----------------             ----------------
Gross profit                                                        807,182                    1,353,292

Operating expenses:
   Management fees due to affiliate                                 287,594                      477,634
                                                          -----------------             ----------------
Pro-forma income before taxes                                       519,588                      875,658

Pro-forma provision for federal
   income taxes (statutory 34% rate)                                176,660                      297,724
                                                          -----------------             ----------------
         Pro-forma Net Income                             $         342,928             $        577,934
                                                          =================             ================

  The accompanying notes are an integral part of these financial statements.

                         EMPLOYEE LEASING DIVISION OF
                         ALAMO COMMERCIAL GROUP, INC.
                  Notes To The Pro-Forma Statements of Income
                                 Periods From
                 Inception (May 2, 1998) To December 31, 1998
                                      and
                     Nine Months Ended September 30, 1999


1.       ORGANIZATION

         Alamo Commercial Group, Inc. (the Company) is a Texas corporation incorporated on May 28, 1997 to offer several planned business activities of its owner. The Company opened its employee leasing division (the Division) in May 1998, and began offering small and midsize companies such services as payroll and benefits administration, health and workers compensation insurance programs, personnel records management, and employee recruiting.

         To accelerate the growth of the Division, management of the Division entered into a management services contract with the Company whereby the Company will provide all sales, management, insurance, and administrative services to the Division on a month--to--month basis for a fee equal to 4% of the gross revenues of the Company. This management fee amounted to $287,594 for the period from inception through December 31, 1998, and amounted to $477,634 for the nine-month period ended September 30, 1999. This fee includes all costs associated with insurance coverage for all employees.


2.       BASIS  OF  PRESENTATION

         These pro forma statements of income are being presented to reflect the historical sales, direct costs, and gross profit realized from the Employee Leasing Division of the Company from inception of its operations. The Company also conducts various other business activities, including significant personal transactions of its sole shareholder. Consequently, additional financial information pertaining to the Company's other operations are not relevant, nor meaningful, to the historical information of the Division.


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Income Taxes. The Company has adopted the method of accounting for income taxes promulgated by Statement of Financial Accounting Standards # 109.

         For purposes of reflecting a pro forma provision for federal income taxes, the attached pro forma statements of income reflect a tax provision at the statutory federal income tax rate of 34% for each period presented.

                         EMPLOYEE LEASING DIVISION OF
                         ALAMO COMMERCIAL GROUP, INC.
                  Notes To The Pro-Forma Statements of Income
                                 Periods From
                 Inception (May 2, 1998) To December 31, 1998
                                      and
                     Nine Months Ended September 30, 1999


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


4.       RELATED PARTY TRANSACTIONS

         During the period from inception through September 30, 1999, the Division operated under a management services contract with an affiliate, and did not have any employees nor physical office facilities under lease.


5.       SUBSEQUENT EVENT

         On December 31, 1999, the Company sold all of the leased employees and the employee leasing customer contracts of the Employee Leasing Division to BioLynx Outsource Services, Inc., a company entirely owned by the Company's sole shareholder.

         BioLynx Outsource Services, Inc. (a Texas corporation) has offered employee leasing services to its clients in central and south Texas since its inception in May 25, 1999.

         Pursuant to the terms of the agreement, the purchase price was $3,605,535, payable by means of convertible preferred stock of the buyer with a liquidation privilege equal to its face amount, issued in $100,000 increments, bearing an eight percent non-cumulative dividend. The preferred stock will, at the holder's option, be convertible into the Company's new parent--BioLynx.Com's common stock at the rate of the liquidation privilege, together with any declared but unpaid dividends, divided by $3.30 per share of common stock.

     ,2000

                   [LOGO OF BIOLYNX.COM, INC. APPEARS HERE]

                       1,000,000 SHARES OF COMMON STOCK


                                --------------
                                  PROSPECTUS
                                --------------


                       AURORA FINANCIAL SERVICES, L.L.C.
                        TRAVIS MORGAN SECURITIES, INC.


         We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of BioLynx.Com, Inc. have not changed since the date of this prospectus.

         Until __________, 2000 (25 days after the date of this prospectus), all broker-dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                                    PART II

                    Information Not Required in Prospectus


Item 24.  Indemnification of directors and officers

         BioLynx.Com's articles provide that any person who at any time shall serve or shall have served, as a director, officer, employee, or agent of BioLynx.Com, or of any other enterprise at the request of BioLynx.Com, and the heirs, executors, and administrators of the person, shall be indemnified by BioLynx.Com against all costs and expenses (including but not limited to counsel fees, amounts or judgments paid, and amounts paid in settlement) reasonably incurred in connection with the defense of any claim, action, suit, or proceeding, whether civil, criminal, administrative, or other, in which he may be involved by virtue of the person being or having been a director, officer, employee, or agent, provided, however, that the indemnity shall not be operative with respect to:

         . any matter as to which the person shall have been finally adjudged in an action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duties as a director, officer, employee, or agent;

         . any matter settled or compromised, unless in the opinion of independent counsel selected by or in a manner determined by the board of directors, there is not reasonable ground for the person being adjudged liable for negligence or misconduct in the performance of his duties as a director, officer, employee, or agent; or


         . any amount paid or payable to BioLynx.Com or another enterprise.


         This indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders, or otherwise. By its terms, and in accordance with applicable state law, however, this provision does not eliminate or limit the liability of a director of BioLynx.Com for any breach of duty based upon an act or omission:


         . involving appropriation in violation of duty of any business opportunity of BioLynx.Com;

         . involving acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of the law; or


         . involving unlawful distributions or transactions from which the director derived an improper personal benefit.

         The bylaws contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling BioLynx.Com under the indemnification provisions, or otherwise, BioLynx.Com is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other expenses of issuance and distribution

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the registrant. No expenses will be paid by the security holders.


         SEC Registration Fee............................     $1,112
         Printing and Engraving Expenses.................     25,000
         Selling Commissions.............................    520,000
         Legal Fees and Expenses.........................     60,000
         Accounting Fees and Expenses....................     23,000
         Blue Sky Fees and Expenses......................     15,845
         Transfer Agent Fees.............................      3,500
         Miscellaneous...................................     11,543
           Total.........................................   $660,000



     The total amount of sales commissions listed above does not include 25,000 shares of the common stock to be issued to Aurora Financial Services, L.L.C.

Item 26.  Recent sales of unregistered securities

         Set forth below is information regarding securities that BioLynx.Com has sold in the past three years to directors ("D"), officers ("O"), employees ("E"), consultants ("C"), institutional investors ("I"), affiliates ("A"), and non-affiliates ("N").

         On May 7, 1999, in connection with the organization of BioLynx.Com, Inc. and the merger with BioLynx, Inc., BioLynx.Com issued an aggregate of 3,000,000 shares of the common stock to Patrick E. Tolle (D, O), Andrew Fitch-Wallish (D, O), and John D. Walker II (D, O). Messrs. Tolle and Fitch-Wallish paid to the company, in the aggregate, $750 in cash for their shares. Mr. Walker paid $1.00, in cash to BioLynx.Com, plus services previously rendered to BioLynx, Inc. in the amount of $1,000 for his shares. At the same time, an aggregate of 675,000 shares of BioLynx.Com common stock (for a total consideration of $675 paid in cash) were issued to Martex Trading Co., Inc.
(I), R. F. Bearden, Inc. (C), Texas Commercial Resources, Inc. (C), and Jazbermaine (C).

         Beginning on May 12, 1999 and ending on November 24, 1999, BioLynx.Com conducted a private placement in conformity with Rule 506 of Regulation D promulgated under the Securities Act. In the private placement, BioLynx.Com sold 586,600 shares of the common stock, including 525,250 shares to 39 Accredited Investors and 61,350 shares to 19 Non-Accredited Investors. The purchase price for each share was $2.00, and the total amount raised by BioLynx.Com as a result of the private placement was $1,173,200. The shares were offered for sale by Aurora Financial Services, L.L.C., a registered broker-dealer, and its affiliated broker-dealers, as selling agents. In consideration of its services, Aurora received 20,000 shares of our common stock, and we agreed to pay Aurora a sales commission in the amount of eight percent of the cash proceeds of the private placement.

         In addition, since May 12, 1999 and through November 19, 1999, BioLynx.Com issued 665,000 shares of the common stock to eight shareholders, for services rendered to BioLynx.Com having a value of $1,180,000, in the aggregate, as follows:

         . 10,000 shares issued to Louis A. Ross, Ph.D., in exchange for his agreement to serve as a director of BioLynx.Com.

         . 20,000 shares issued to Aurora Financial Services, L.L.C. in connection with its services relating to the above described private placement.

         . 200,000 shares issued to Sabinal Trust in exchange for financial advisory services rendered to BioLynx.Com. Sabinal holds no licenses and was not engaged in the sale of any securities, but only provided information on the proper structure of BioLynx.Com and the various aspects of this offering.

         . 85,000 shares issued to Pete Johnson in exchange for financial advisory services rendered to BioLynx.Com. Mr. Johnson holds no licenses and was not engaged in the sale of any securities, but only provided information on the proper structure of BioLynx.Com and the various aspects of this offering.

         . 15,000 shares issued to Johnson Capital Consultants, Inc. in exchange for financial advisory services rendered to BioLynx.Com. Johnson Capital holds no licenses and was not engaged in the sale of any securities, but only provided information on the proper structure of BioLynx.Com and the various aspects of this offering.

         . 10,000 shares issued to J. A. Stanley III, in exchange for his agreement to serve as an officer of BioLynx.Com. The arrangement with Mr. Stanley did not work out.

         . 25,000 shares issued to Gregory W. Schlather for services rendered in the development of our proprietary software.

         . 300,000 shares Larry Roy for services rendered in the development of our proprietary software.

         On October 6, 1999, we issued to Travis Morgan Securities, Inc. our warrant for the purchase of 50,000 shares of our common stock at a purchase price of $1.00 per share. The warrant was issued in connection with our private placement of our shares which closed on November 24, 1999. The warrant was designed to compensate Travis Morgan Securities, Inc. for its services in the private placement of our shares. The warrant expired on November 5, 1999 without being exercised., and consequently, no shares were issued. On December 1, 1999, we issued to Travis Morgan Securities, Inc. our warrant for the purchase of 7,500 shares of our common stock at a purchase price of $1.00 per share, which expires on March 31, 2000. The warrant was designed to compensate Travis Morgan Securities, Inc. for its additional services in the private placement of our shares, which closed on November 24, 1999.

         Unless otherwise indicated above, the issuance of securities were exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In each instance, the purchaser had a pre-existing relationship with BioLynx.Com, the offers and sales were made without public solicitation, the certificates bear restrictive legends, and appropriate stop-transfer orders have been given to the transfer agent. No underwriter was involved in the transactions and no commissions were paid.

Item 27.  Exhibits

         The following exhibits are filed as part of this registration statement:



        Exhibit No.                                            Identification of Exhibit
        -----------                                            -------------------------
         1.1**                          Agreement between Aurora Financial Services, L.L.C. and BioLynx.Com, Inc.
                                        dated October 15, 1999.
         1.2*                           Amended Agreement between Aurora Financial Services, L.L.C. and
                                        BioLynx.Com, Inc. dated October 15, 1999
         1.3*                           Agreement between Travis Morgan Securities, Inc. and BioLynx.Com, Inc.
                                        dated January 26, 2000
         2.1**                          Agreement and Plan of Merger between BioLynx, Inc. and BioLynx.Com,
                                        Inc. dated May 7, 1999.
         2.2**                          Articles of Merger between BioLynx, Inc. and BioLynx.Com, Inc. filed May
                                        12, 1999.
         3.1**                          Articles of Incorporation of BioLynx, Inc. filed December 2, 1998.
         3.2**                          Articles of Incorporation of BioLynx.Com, Inc. filed April 29, 1999.
         3.3**                          Amendment to Articles of Incorporation of BioLynx.Com, Inc. filed
                                        October 7, 1999.
         3.4**                          Bylaws.
         4**                            See Exhibits 3.1, 3.2, 3.3, and 3.4.
         4.1*                           Common Stock Certificate - Sample.
         4.2*                           Preferred Stock Certificate - Sample.
         5**                            Opinion Regarding Legality.
         10.1**                         Employment Contract dated March 15, 1999 between BioLynx, Inc. and John D.
                                        Walker II.
         10.2**                         Employment Contract dated March 12, 1999 between BioLynx, Inc. and Patrick
                                        E. Tolle.
         10.3**                         Employment Contract dated March 12, 1999 between BioLynx, Inc. and Andrew
                                        Fitch-Wallish.
         10.4**                         Employment Contract dated March 12, 1999 between BioLynx, Inc. and Charles
                                        E. Pircher.
         10.5**                         Employment Contract dated March 12, 1999 between BioLynx, Inc. and Gregory
                                        W. Schlather.
         10.6**                         Employment Contract dated March 12, 1999 between BioLynx, Inc. and Larry
                                        Roy.
         10.7**                         Confidentiality Agreement dated November 1, 1999 between BioLynx.Com, Inc.
                                        and Barbara A. Bean.
         10.8**                         Employment Contract dated November 1, 1999 between BioLynx.Com, Inc. and
                                        Barbara A. Bean.
         10.9**                         Employment Contract dated November 11, 1999 between BioLynx.Com, Inc. and
                                        Margaret A. Rice.
         10.10**                        Confidentiality Agreement dated November 11, 1999 between BioLynx.Com,
                                        Inc. and Margaret A. Rice.
         10.11**                        BioLynx.Com, Inc. 1999 Stock Incentive Compensation Plan dated May 7, 1999.
         10.12**                        Letter Agreement dated March 31, 1999 between Aurora Financial Services,
                                        L.L.C. and BioLynx, Inc. with respect to a private placement of 500,000 shares of common stock.
         10.13**                        Registration Rights Agreement between BioLynx, Inc. and Aurora Financial
                                        Services, L.L.C. dated April 16, 1999.
         10.14**                        Convertible Subordinated Debenture dated April 16, 1999 in the amount of
                                        $1,107,523, in favor of John D. Walker II.
         10.15**                        Consulting Agreement dated May 7, 1999 between BioLynx.Com, Inc. and
                                        Jazbermaine.



        Exhibit No.                                            Identification of Exhibit
        -----------                                            -------------------------
         10.16**                        Financial Advisory Agreement dated May 7, 1999 between BioLynx.Com, Inc.
                                        and R. F. Bearden Associates, Inc.
         10.17**                        Financial Advisory Agreement dated May 7, 1999 between BioLynx.Com, Inc.
                                        and Texas Commercial Resources, Inc.
         10.18**                        Letter Agreement between BioLynx.Com, Inc. and Recognition Systems, Inc.
                                        dated November 18, 1999 with respect to the sale of biometric hand readers.
                                        Option to Purchase Stock Agreement dated October 1, 1999 between
         10.19**                        BioLynx.Com, Inc., BioLynx Outsource Services, Inc., and United Capital
                                        Investment Group, Inc.
         10.20**                        Option to Purchase Employee/Customer Base dated October 1, 1999 between
                                        BioLynx Outsource Services, Inc. and Alamo Commercial Group, Inc.
         10.21**                        Amended Option to Purchase Stock Agreement dated December 1, 1999 between
                                        BioLynx.Com, Inc., BioLynx Outsource Services, Inc., and United Capital
                                        Investment Group, Inc.
         10.22**                        Amended Option to Purchase Employee/Customer Base dated December 1, 1999 between BioLynx Outsource Services, Inc. and Alamo Commercial Group, Inc.
         10.23**                        Stock Purchase Warrant dated October 6, 1999 between BioLynx.Com, Inc. and
                                        Travis Morgan Securities, Inc.
         10.24**                        Stock Purchase Warrant dated December 1, 1999 between BioLynx.Com, Inc.
                                        and Travis Morgan Securities, Inc.
         10.25**                        Acknowledgment of Debt dated December 1, 1999 between BioLynx.Com, Inc.,
                                        John D. Walker, II, United Capital Investment Group, Inc., and Alamo
                                        Commercial Group, Inc.
         10.26**                        Escrow Agreement dated December 1, 1999 between BioLynx.Com, Inc. and
                                        Sterling Bank.
         10.27*                         Marketing Representative Agreement dated January 5, 2000 between
                                        BioLynx.Com, Inc. and SOS Staffing Services, Inc.
         10.28*                         Amended Stock Purchase Warrant dated January 1, 2000 between BioLynx.Com,
                                        Inc. and Travis Morgan Securities, Inc.
         10.29*                         Letter from John D. Walker II dated January 3, 2000 regarding conversion of subordinated debenture.
         10.30*                         Office Lease dated August 14, 1998 between John D. Walker II and BioLynx.
         10.31*                         Employment Agreement dated January 25, 2000 between BioLynx.Com, Inc. and
                                        Reagan E. Hicks.
         10.32*                         Confidentiality Agreement dated January 25, 2000 between BioLynx.Com, Inc.
                                        and Reagan E. Hicks.
         10.33*                         Escrow Agreement dated January 18, 2000 between BioLynx.Com, Inc. and
                                        Sterling Bank.
         10.34*                         Stock Option Agreement dated January 15, 2000 between Reagan E. Hicks and
                                        BioLynx.Com, Inc.
         10.35*                         Registration Rights Agreement between Sabinal Trust and BioLynx.Com, Inc.
                                        dated November 19, 1999.
         10.36*                         Second Amended Option to Purchase Stock Agreement dated December 31, 1999 between BioLynx.Com, Inc., BioLynx Outsource Services, Inc., and United
                                        Capital Investment Group, Inc.
         10.37*                         Second Amended Option to Purchase Employee/Customer Base dated December
                                        31, 1999 between BioLynx Outsource Services, Inc. and Alamo Commercial
                                        Group, Inc.
         10.38*                         Statement of Resolutions Establishing a Series of Shares delivered to the
                                        Secretary of State of the State of Texas by BioLynx.Com, Inc.
         11**                           Computation of Per Share Earnings.


        Exhibit No.                                            Identification of Exhibit
        -----------                                            -------------------------
         15**                           See Exhibit 23.2.
         21*                            Subsidiaries of BioLynx.Com, Inc.
         23.1**                         Consent of Counsel (included in Exhibit 5).
         23.2*                          Consent of John M. James, CPA.
         27**                           Financial Data Schedule.

------------------
*    Filed herewith.
**   Previously filed.

Item 28.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required in
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii)  To  include  any  material   information  with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                  (4) That for purposes of determining any liability under the Securities Act, (i) the information omitted from the prospectus filed as part of this registration statement, as permitted by Rule 430A of the Securities Act and to be contained in the form of prospectus to be filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be incorporated by reference into this registration statement at the time it is declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the indemnification provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                  SIGNATURES


         As required under the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 28th day of January, 2000.

                                        BIOLYNX.COM, INC.



                                        By  /s/ John D. Walker II
                                            ------------------------------------
                                        John D. Walker II, Chairman of the Board




         As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


              Signature                                 Title                                  Date
              ---------                                 -----                                  ----
  /s/ John D. Walker II                         Chairman of the Board                    January 28, 2000
-------------------------------------
JOHN D. WALKER II


  /s/ Reagan E. Hicks                          President and Director                    January 28, 2000
-------------------------------------
REAGAN E. HICKS


  /s/ Patrick E. Tolle                     Vice President, Chief Operating               January 28, 2000
-------------------------------------            Officer, Secretary,
PATRICK E. TOLLE                               Treasurer, and Director



  /s/ Andrew Fitch-Wallish                   Vice President and Director                 January 28, 2000
-------------------------------------
ANDREW FITCH-WALLISH


 /s/ Barbara A. Bean                           Chief Financial Officer                   January 28, 2000
-------------------------------------
BARBARA A. BEAN


  /s/ Louis A. Ross, Ph.D.                            Director                           January 28, 2000
-------------------------------------
LOUIS A. ROSS, Ph.D.


  /s/ Wren Alexander                                  Director                           January 28, 2000
-------------------------------------
WREN ALEXANDER